Filed pursuant to Rule 424(b)(5)
Registration No. 333-238633

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Registration Fee(1)
4.750% Senior Notes due 2032	$1,150,000,000	100%	$106,605
Guarantees of 4.750% Senior Notes due 2032	(2)	(2)	(2)
Total	$1,150,000,000	—	$106,605

(1)	The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	No separate filing fee is required pursuant to Rule 457(n) under the Securities Act.

Prospectus Supplement

(to prospectus dated August 16, 2021)

Southwestern Energy Company

$1,150,000,000 4.750% Senior Notes due 2032

We are offering $1,150,000,000 aggregate principal amount of our 4.750% Senior Notes due 2032 (the “notes”). We will pay interest on the notes on each February 1 and August 1, beginning on August 1, 2022. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be our senior unsecured obligations, will be equal in right of payment with all of our other existing and future senior unsecured indebtedness, including our outstanding senior notes, and will be effectively subordinated to all of our secured indebtedness, including the indebtedness under our Credit Agreements (as defined below), to the extent of the value of the collateral securing such secured indebtedness. In addition, the notes will be structurally subordinated to any indebtedness of our subsidiaries that are not guarantors. The obligations under the notes will be fully and unconditionally guaranteed on a senior unsecured basis by our subsidiaries that guarantee our indebtedness under our Credit Agreements, as, and subject to the terms, described under “Description of Notes—The Guarantees”.

We may, at our option, at any time and from time to time, redeem the notes, in whole or in part, prior to their maturity as described herein under “Description of Notes—Optional Redemption.” There are no sinking funds for the notes.

On November 3, 2021 we entered into an Agreement and Plan of Merger (the “GEPH Merger Agreement”) with GEP Haynesville, LLC (“GEPH”), pursuant to which, and on the terms and subject to the conditions of which, (i) we will acquire GEPH for aggregate consideration of approximately $1.85 billion, consisting of a combination of cash and shares of our common stock and (ii) GEPH will become our wholly owned subsidiary (the “GEPH Merger”).

We intend to use the net proceeds of this offering, along with net proceeds associated with our proposed Term Loan Credit Agreement (as defined below), borrowings under our Revolving Credit Agreement (as defined below) and cash on hand to fund the cash portion of the GEPH Merger consideration, to fund the purchase of our Tender Securities (as defined below) in the Tender Offers (as defined below) and to pay a portion of the outstanding balance of our Revolving Credit Agreement, as further described below under “Use of Proceeds.” If (i) the GEPH Merger has not been completed on or prior to January 31, 2022 (the “Outside Date”) or (ii) prior to the Outside Date, (a) the GEPH Merger Agreement has been terminated or (b) we have determined in our sole discretion that the consummation of the GEPH Merger cannot or is not reasonably likely to be satisfied on or prior to the Outside Date, we will be required to redeem all of the outstanding notes at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest from the date of initial issuance of the notes to, but not including, the redemption date.

Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-18 of this prospectus supplement and on page 5 of the accompanying prospectus, as well as in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2021 and September 30, 2021 and in the other documents incorporated by reference in this prospectus supplement.

	Per note	Total

Public offering price(1)	100.000%	$1,150,000,000

Underwriting discount	1.250%	$14,375,000

Proceeds, before expenses, to Southwestern Energy Company	98.750%	$1,135,625,000

(1)	Plus accrued interest, if any, from December 22, 2021.

The notes will be a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank SA/NV, as operator of the Euroclear System, against payment in New York, New York on December 22, 2021.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint book-running managers

J.P. Morgan	BofA Securities	Citigroup

RBC Capital Markets		Wells Fargo Securities

Mizuho Securities	MUFG	PNC Capital Markets LLC

Regions Securities LLC		Truist Securities

Senior co-managers

CIBC Capital Markets	Citizens Capital Markets	Credit Suisse

HSBC		SMBC Nikko

Co-managers

Credit Agricole CIB	Fifth Third Securities	Goldman Sachs & Co. LLC	Morgan Stanley

The date of this prospectus supplement is December 8, 2021.

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3 (Registration No. 333-238633) with the Securities and Exchange Commission (the “SEC”) on May 22, 2020 as part of a “shelf” registration process and was amended by post-effective amendments filed with the SEC on August 18, 2020, August 16, 2021 and December 8, 2021. Under the shelf registration process, we may offer to sell debt securities, guarantees of debt securities, preferred or common stock and other securities, from time to time, in one or more offerings in an unlimited amount. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to read carefully this prospectus supplement, the accompanying prospectus, the information incorporated by reference, and any free writing prospectus that we may authorize to be delivered or made available to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus, any free writing prospectus we may authorize to be delivered or made available to you or the documents incorporated by reference in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than their respective dates or any earlier date as of which such information is given. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as the post-effective amendments thereto, this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus we may authorize to be delivered or made available to you. The incorporated documents are described in this prospectus supplement under “Incorporation by Reference.”

S-ii

Extended settlement

Delivery of the notes is expected to be made against payment therefor on or about December 22, 2021, which is the tenth business day following the date of pricing of the notes (such settlement being referred to as “T+10”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second trading day preceding the date on which we deliver the notes to the underwriters for this offering will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

S-iii

Incorporation by reference

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the notes that are part of this offering have been sold or this offering has been terminated (other than information that is furnished and not filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021;

•	Those portions of our Definitive Proxy Statement on Schedule 14A that was filed on April 8, 2021 and are incorporated by reference into Part III of our Form 10-K for the year ended December 31, 2020;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the SEC on April 29, 2021, July 29, 2021 and November 4, 2021, respectively;

•

Our Current Reports on Form 8-K filed on January  4, 2021 (Item 5.02 only), May  21, 2021, June  2, 2021, June  9, 2021, July  2, 2021, July  15, 2021 (Item 5.02 only), August  2, 2021, August  10, 2021, August  16, 2021, August  17, 2021, August  17, 2021 (Item 1.01 and 9.01 only), August  30, 2021, September  1, 2021, September  3, 2021, September  16, 2021, November  5, 2021, November  15, 2021 and November  29, 2021 and on Form 8-K/A filed on January  22, 2021 and November 18, 2021; and

•

The description of our Common Stock contained in our Registration Statement on Form 8-A, dated October 23, 1981, as amended by Amendment No. 1 filed with our Current Report on Form 8-K dated July 8, 1993 and Amendment No. 2 filed with our Current Report on Form 8-K/A dated August  3, 2006 and in Exhibit  4.1 filed with our Annual Report on Form 10-K for the year ended December 31, 2020.

Information that is furnished to the SEC (including information furnished under Item 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit) shall not be incorporated by reference or deemed to be incorporated by reference into this prospectus supplement or the related registration statement.

S-iv

Forward-looking statements

This prospectus supplement, including the documents incorporated by reference, contain certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements relate to future events and anticipated results of operations and business strategies, statements regarding the GEPH Merger, including the anticipated benefits of the GEPH Merger, the anticipated impact of the GEPH Merger on Southwestern’s business and future financial and operating results, the expected amount and timing of synergies from the GEPH Merger, the financing for the GEPH Merger, estimated financial metrics giving effect to the GEPH Merger, including the estimate of additional year-end 2021 reserves and related pricing assumptions, our financial position, business strategy, production, reserve growth and other plans and objectives for our future operations, generation of free cash flow and the anticipated closing date for the GEPH Merger and other aspects of operations or operating results. All statements, other than statements of historical fact, included in this prospectus supplement that address activities, events or developments that Southwestern or Indigo expects, believes or anticipates will or may occur in the future are forward-looking statements. Words and phrases such as “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, Southwestern or GEPH expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond Southwestern’s and GEPH’s control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results or events to differ materially from those included in this prospectus supplement.

These include:

•

risks related to the GEPH Merger, including the risk that the GEPH Merger is not consummated on the terms expected or on the anticipated schedule, or at all, potential litigation relating to the GEPH Merger, and the effect of the announcement or pendency of the GEPH Merger on business relationships, operating results, employees, stakeholders and business generally of the parties;

•

our ability to realize the expected benefits from acquisitions, including our completed Montage Merger (as defined below), our completed Indigo Merger (as defined below) and the pending GEPH Merger (together, the “Mergers”);

•	costs in connection with the Mergers;

•	integration of operations and results subsequent to the Mergers;

•	our ability to consummate the GEPH Merger and other transactions described herein;

•

the timing and extent of changes in market conditions and prices for natural gas, oil and natural gas liquids (“NGLs”) (including regional basis differentials) and the impact of reduced demand for our production and products in which our production is a component due to governmental and societal actions taken in response to the COVID-19 or other pandemic;

•	our ability to fund our planned capital investments;

•	a change in our credit rating, an increase in interest rates and any adverse impacts from the discontinuation of the London Interbank Offered Rate;

S-v

•	the extent to which lower commodity prices impact our ability to service or refinance our existing debt;

•	the impact of volatility in the financial markets or other global economic factors, including the impact of COVID-19 or other diseases;

•	difficulties in appropriately allocating capital and resources among our strategic opportunities;

•	the timing and extent of our success in discovering, developing, producing and estimating reserves;

•	our ability to maintain leases that may expire if production is not established or profitably maintained;

•	our ability to transport our production to the most favorable markets or at all;

•	availability and costs of personnel and of products and services provided by third parties;

•

the impact of government regulation, including changes in law, the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation or regulation relating to hydraulic fracturing or other drilling and completing techniques, climate and over-the-counter derivatives;

•	the impact of the adverse outcome of any material litigation against us or judicial decisions that affect us or our industry generally;

•	the effects of weather or power outages;

•	increased competition;

•	the financial impact of accounting regulations and critical accounting policies;

•	the comparative cost of alternative fuels;

•	credit risk relating to the risk of loss as a result of non-performance by our counterparties; and

•	any other factors listed in the reports we have filed and may file with the SEC.

These and other risks and uncertainties are described under the “Risk Factors” section of this prospectus supplement, and under Part 1, Item 1A., “Risk Factors” and elsewhere in Southwestern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), Part 2, Item 1A., “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, Part 2, Item 1A., “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 and Part 2, Item 1A., “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021. In addition, Southwestern may be subject to currently unforeseen risks that may have a materially adverse impact on it. For additional information, see the sections entitled “Risk Factors” and “Where You Can Find More Information”.

Should one or more of the risks or uncertainties described above or elsewhere in this prospectus supplement occur, or should underlying assumptions prove incorrect, Southwestern’s actual results and plans could differ materially from those expressed in any forward-looking statements. Southwestern specifically disclaims all responsibility to update publicly any information contained in a forward-looking statement or any forward-looking statement in its entirety and therefore disclaim any resulting liability for potentially related damages. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

S-vi

Market and industry data

Market and industry data and forecasts included or incorporated by reference in this prospectus supplement have been obtained from independent industry sources as well as from research reports prepared for other purposes. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements included or incorporated by reference in this prospectus supplement.

S-vii

Non-GAAP financial measures

Pre-tax PV-10 is a non-GAAP financial measure and generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither pre-tax PV-10 nor standardized measure represents an estimate of the fair market value of our oil and natural gas properties. We understand that securities analysts use pre-tax PV-10 as one measure of the value of a company’s current proved reserves and to compare relative values among peer companies without regard to income taxes.

Total capitalization is non-GAAP financial measure that is defined as total debt plus total equity.

Adjusted EBITDAX is also a non-GAAP financial measure and is not a measure of financial performance under GAAP. Adjusted EBITDAX excludes certain charges or amounts. In particular, adjusted EBITDAX excludes the effects of interest expense, depreciation, depletion and amortization, income tax, any non-cash impacts from impairments, certain non-cash hedging activities, stock-based compensation expense, non-cash gains or losses on asset sales, unamortized issuance cost, unamortized debt discount, certain restructuring costs, exploration costs, income from equity method investments, gains or losses from the extinguishment of debt, income or losses from discontinued operations and other non-cash adjustments to certain gathering liabilities (“Adjusted EBITDAX”). We included information concerning Adjusted EBITDAX because it may provide users with additional meaningful comparisons between current results, results of its peers and results of prior periods. Our management presents this measure because we believe that (i) it is consistent with the manner in which our position and performance are measured relative to the position and performance of our peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated, and guidance provided by us excludes information regarding these types of items. Adjusted EBITDAX, as defined above, may not be comparable to similarly titled measures of other companies. Net income (loss) is a financial measure calculated and presented in accordance with GAAP. For a reconciliation to net income (loss), the most directly comparable GAAP measure, see “Summary Historical Financial Metrics”.

S-viii

Prospectus supplement summary

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand this offering. You should read carefully the entire prospectus supplement, the accompanying prospectus, any free writing prospectus that we may authorize to be delivered or made available to you, and the documents incorporated by reference herein and therein for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-18 of this prospectus supplement and on page 5 of the accompanying prospectus, as well as in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 for more information about important risks that you should consider before making an investment in the notes.

Unless otherwise indicated or the context requires otherwise, references to “Southwestern,” “the Company,” “we,” “us” and “our” in this prospectus supplement mean Southwestern Energy Company and its direct and indirect subsidiaries on a consolidated basis. As used herein, references in this prospectus supplement to “as further adjusted” or “on an as further adjusted basis” mean adjusting, as set forth under “Capitalization,” to give effect to (i) the assumption of GEPH cash and cash equivalents and any debt upon the closing of the GEPH Merger and (ii) this offering and the application of the net proceeds therefrom described under “Use of Proceeds” and the closing of, and borrowing under, our Term Loan Credit Agreement (as defined below). In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the GEPH Merger.

Southwestern energy company

Southwestern is an independent energy company engaged in natural gas, oil and natural gas liquids exploration, development and production, which we refer to as “E&P.” We are also focused on creating and capturing additional value through our marketing business, which we refer to as “Marketing.” We conduct most of our businesses through subsidiaries, and we currently operate exclusively in the lower 48 United States.

E&P. Our primary business is the exploration for, and production of, natural gas, oil and NGLs, with our ongoing operations focused on the development of unconventional hydrocarbon reservoirs located in Pennsylvania, Ohio, Louisiana and West Virginia. Our operations in Pennsylvania, West Virginia and Ohio are herein referred to as “Appalachia” are focused on the Marcellus Shale, the Utica and the Upper Devonian unconventional natural gas and liquid reservoirs. Our operations in Louisiana, herein referred to as “Haynesville,” primarily focus on Haynesville and Bossier natural gas reservoirs. We also have drilling rigs located in Appalachia, and we provide certain oilfield products and services, principally serving our E&P operations through vertical integration.

On November 13, 2020, we closed on our Agreement and Plan of Merger with Montage Resources Corporation (“Montage”) pursuant to which Montage merged with and into Southwestern, with Southwestern continuing as the surviving company (the “Montage Merger”). The Montage Merger expanded our footprint in Appalachia by supplementing our Northeast Appalachia and Southwest Appalachia operations and by expanding our operations into Ohio.

On September 1, 2021, we closed on our Agreement and Plan of Merger (the “Indigo Merger Agreement”) with Indigo Natural Resources LLC (“Indigo”) pursuant to which Indigo merged with and into Ikon Acquisition Company, LLC, a subsidiary of Southwestern, and became a subsidiary of Southwestern (the “Indigo Merger”). The Indigo Merger established our natural gas operations in the Haynesville and Bossier Shales.

Marketing.    Our marketing activities capture opportunities that arise through the marketing and transportation of natural gas and associated liquids primarily produced in our E&P operations.

Our principal executive offices are located at 10000 Energy Drive, Spring, Texas 77389-4954 and our telephone number is (832) 796-1000. Our website is www.swn.com. Any references in this prospectus supplement and the accompanying prospectus to our website are inactive textual references only, and the information contained on or that can be accessed through our website (except for the SEC filings expressly incorporated by reference herein) is not incorporated in, and is not a part of, this prospectus supplement or the accompanying prospectus, and you should not rely on any such information in connection with making an investment in the notes.

Our business strategy

We aim to deliver sustainable and industry-leading returns through excellence in exploration and production and marketing performance from our extensive resource base and targeted expansion of our activities and assets along the hydrocarbon value chain. Our formula embodies our corporate philosophy and guides how we operate our business:

Our formula, “The Right People doing the Right Things, wisely investing the cash flow from our underlying Assets will create Value+,” also guides our business strategy. We always strive to attract and retain strong talent, to work safely and act ethically with unwavering vigilance for the environment and the communities in which we operate, and to creatively apply technical skills, which we believe will grow long-term value for our shareholders. The arrow in our formula is not a straight line: we acknowledge that factors may adversely affect quarter-by-quarter results, but the path over time points to value creation.

In applying these core principles, we concentrate on:

•

Financial Strength.    We are committed to rigorously managing our balance sheet and financial risks. We budget and dynamically manage our operations in order to ensure that our investments do not exceed our net cash flow from operations (net of changes in working capital) in each calendar year, protect our projected cash flows through hedging and continue to maintain a strong balance sheet with ample liquidity.

•

Increasing Margins.    We apply strong technical, operational, commercial and marketing skills to reduce costs, improve the productivity of our wells and pursue commercial arrangements to extract greater value. We believe our demonstrated ability to maximize margins, especially by leveraging the scale of our large assets, gives us a competitive advantage as we move into the future.

•

Exercising Capital Allocation Discipline.    We continually assess market conditions in order to adjust our capital allocation decisions to maximize shareholder returns. This allocation process includes consideration of multiple alternatives including but not limited to the development of our natural gas and oil assets, strategic mergers or acquisitions, reducing debt and returning capital to our shareholders.

•

Operational Value Creation.    We prepare an economic analysis for our drilling programs and other investments based upon the expected Internal Rate of Return. We target projects that generate the highest returns in excess of our cost of capital. This disciplined investment approach governs our investment decisions at all times, including low price commodity markets.

•

Dynamic Management of Assets Throughout Life Cycle.    We own large-scale, long-life assets in various phases of development. In early stages, we ramp up development through technical, operational and commercial skills, and as they grow we look for ways to maximize their value through efficient operating practices along with applying our commercial and marketing expertise.

•

Deepening Our Inventory.    We continue to expand the inventory of properties that we can develop profitably by converting our extensive resources into proved reserves, targeting additions whose productivity largely has been demonstrated and improving efficiencies in production.

•

The Hydrocarbon Value Chain.    We believe that our vertical integration enhances our margins and provides us competitive advantages. For example, we own and operate drilling rigs and well stimulation equipment and have invested in a water transportation project in West Virginia. These activities provide operational flexibility, lower our well costs, minimize the risk associated with the lack of availability of these resources from third parties and capture additional value over time.

•

Technological Innovation.    Our people constantly search for the next revolutionary technology and other operational advancements to capture greater value in unconventional hydrocarbon resource development. These developments—whether single, step-changing technologies or a combination of several incremental ones—can reduce finding and development costs and thus increase our margins.

•

Environmental Solutions and Policy Formation.    We are a leader in identifying and implementing innovative solutions to unconventional hydrocarbon development to minimize the environmental and community impacts of our activities. We work extensively with governmental, non-governmental and industry stakeholders to develop responsible and cost-effective programs. We demonstrate that a company can operate responsibly and profitably, putting us in a better position to comply with new regulations as they evolve.

Recent developments

Proposed acquisition of GEP Haynesville, LLC

On November 3, 2021, we entered into the GEPH Merger Agreement with GEPH. Pursuant to the terms of the GEPH Merger Agreement, GEPH will merge with a subsidiary of the Company, with GEPH surviving the merger. Under the terms and conditions of the GEPH Merger Agreement, on the closing date, all issued and outstanding preferred units of GEPH will be redeemed in full for an aggregate amount in cash equal to $1,165 million. The aggregate consideration to be paid to the holders of GEPH common units in the transaction will consist of $160 million in cash (subject to adjustment as provided in the GEPH Merger Agreement) and 99,337,748 shares of Southwestern common stock (subject to adjustment as provided in the GEPH Merger Agreement). Based on these adjustments, the total payments to GEPH equity holders is estimated at $1,195 million based on the GEPH Revolver (as defined below) balance and working capital as of September 30, 2021. The shares to be issued in connection with the Stock Consideration would represent approximately 9% of the outstanding shares of common stock of Southwestern after giving effect to the GEPH Merger, and had an aggregate dollar value equal to approximately $525 million based on the volume weighted average sales price as traded on the New York Stock Exchange (the “NYSE”) of such shares calculated for the 30 trading day period ending on November 2, 2021. Using the closing share price on December 6, 2021, the Stock Consideration would have an aggregate dollar value of $488 million.

The GEPH Merger is expected to close by year-end 2021, subject to, among other things, regulatory approvals and other customary closing conditions. However, we cannot assure you that the GEPH Merger will be completed within the time frame anticipated or at all. See “Risk Factors—Risks Related to the GEPH Merger—There can be no assurances when or if the GEPH Merger will be completed.” The closing of this offering is not contingent on the consummation of the GEPH Merger, however, the notes are subject to special mandatory redemption, as described below, in the event the GEPH Merger does not occur by the Outside Date.

We are currently seeking lender commitments for a new secured term loan credit agreement (our “Term Loan Credit Agreement”) that we expect to enter into in connection with the GEPH Merger in December 2021. The initial aggregate amount of the term loans expected to be drawn under our Term Loan Credit Agreement on the closing date of our Term Loan Credit Agreement is currently expected to be $550 million. We expect that the loans under our Term Loan Credit Agreement will mature in 5.5 years. The terms of our Term Loan Credit Agreement are not finalized and are subject to change. There are no assurances that our Term Loan Credit Agreement will be entered into or entered into on the terms described in this prospectus supplement. See “Description of Other Indebtedness”.

As of September 30, 2021, GEPH had $141 million outstanding under its senior secured revolving credit facility (the “GEPH Revolver”). In connection with the closing of the GEPH Merger, we intend to repay in full any borrowings outstanding under, and terminate, the GEPH Revolver. We intend to fund the cash consideration in the GEPH Merger and the repayment of the GEPH Revolver from a combination of proceeds raised from our proposed Term Loan Agreement and this offering, as well as cash on hand and borrowings under our Credit Agreement, entered into in April 2018, governing our revolving credit facility (our “Revolving Credit Agreement” and together with our proposed Term Loan Agreement, our “Credit Agreements”). See “Use of Proceeds”.

The GEPH assets

GEPH is an independent natural gas exploration and production company focused on the development and production of reserves from its large, contiguous acreage position in North Louisiana. As of September 30, 2021, GEPH held approximately 125,000 net surface acres within the core of the Haynesville and Middle Bossier shales. For the nine months ended September 30, 2021 and the year ended December 31, 2020, GEPH’s average daily net production from its properties was approximately 621 MMcf/d and 552 MMcf/d, respectively.

As of December 31, 2020, GEPH had estimated proved developed reserves of 602 Bcf, 100% of which was natural gas. Additionally, GEPH had estimated proved undeveloped reserves of 1,012 Bcf based on GEPH’s development plans. As of December 31, 2020, GEPH’s gross operated well location inventory included 114 proved undeveloped locations, 414 probable locations and 211 possible locations. Upon closing of the GEPH Merger, the proved undeveloped reserves GEPH books may differ due to changes in future development plans for the GEPH properties. We expect that the GEPH inventory will compete for investment within our existing portfolio, with current plans to maintain drilling and completion activity on the acquired acreage.

Tender offers

On November 23, 2021, we commenced cash tender offers (the “Tender Offers”) to purchase for cash (i) our 4.95% Senior Notes due 2025 (the “2025 Notes”) and (ii) our 7.75% Senior Notes due 2027 (the “2027 Notes” and together with the 2025 Notes, the “Tender Securities”) in an aggregate principal amount of up to $250 million (the “Maximum Tender Amount”), and with respect to the 2027 Notes, subject to a maximum principal amount equal to the lesser of (x) the Maximum Tender Amount minus the principal amount of 2025 Notes tendered at or prior to the Expiration Date (as defined below) and (y) $100 million (the “2027 Tender Cap”). On December 7, 2021, we increased the Maximum Tender Amount from $250 million to $300 million.

Total consideration offered in the Tender Offers is $1,105 per $1,000 principal amount for the 2025 Notes and $1,090 per $1,000 principal amount for the 2027 Notes, in each case plus accrued interest to, but excluding, the applicable settlement date. The total consideration for the Tender Securities includes a premium of $30 (the “Early Tender Premium”) for each $1,000 principal amount of Tender Securities that were validly tendered (and not validly withdrawn) on or prior to an early tender date on December 7, 2021 (the “Early Tender Date”). As of the Early Tender Date, $400,795,000 aggregate principal amount of the 2025 Notes were validly tendered and not validly withdrawn and $309,681,000 aggregate principal amount of the 2027 Notes were validly tendered and not validly withdrawn. Because the principal amount of 2025 Notes tendered has exceeded the Maximum Tender Amount, no 2027 Notes will be purchased in the Tender Offers and the 2025 Notes tendered in the Tender Offers will be subject to proration. Holders that validly tender their Tender Securities after the Early Tender Date but on or prior to the Expiration Date of the Tender Offers will not receive the Early Tender Premium. The Tender Offers are scheduled to expire on December 29, 2021 (the “Expiration Date”).

The Tender Offers are being made pursuant to a separate offer to purchase, dated November 23, 2021 (the “Offer to Purchase”), sent to holders of the Tender Securities. The Tender Offers may be amended, extended or terminated individually. Subject to applicable law, we reserve the right to increase or decrease the maximum aggregate purchase price and/or amend other terms or conditions of the Tender Offers, including the total consideration and Early Tender Premium. Holders of the Tender Securities are not obligated to tender their Tender Securities to us pursuant to the Tender Offers. Accordingly, we cannot assure you that any of the Tender Securities will be purchased in the Tender Offers.

This prospectus supplement is not an offer to purchase any of the Tender Securities. Our obligation to accept for purchase and to pay for the Tender Securities in the Tender Offers is subject to the satisfaction or, as applicable, waiver of a number of conditions, including completion of satisfactory financing and completion of the GEPH Merger. This offering, however, is not conditioned on completion of, or any minimum amount of the Tender Securities being tendered in the Tender Offers. There can be no assurance as to the amount of the Tender Securities that will be tendered in the Tender Offers or that we will consummate the Tender Offers.

We intend to use the net proceeds of this offering, along with the net proceeds associated with our Term Loan Credit Agreement, borrowings under our Revolving Credit Agreement and cash on hand to fund the cash portion of the GEPH Merger consideration, to fund the purchase of our Tender Securities and to pay a portion of the outstanding balance of our Revolving Credit Agreement, as further described under “Use of Proceeds”.

The offering

In this section, the terms “we,” “our,” “us” and “Southwestern Energy Company” refer solely to Southwestern Energy Company and not its subsidiaries.

Issuer	Southwestern Energy Company

Securities offered	$1,150,000,000 aggregate principal amount of 4.750% Senior Notes due 2032 (the “notes”). The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Maturity date	The notes will mature on February 1, 2032.

Interest	Interest will accrue on the notes at 4.750% per year, accruing from December 22, 2021.

Interest payment dates	Interest on the notes will be paid on February 1 and August 1 of each year, beginning on August 1, 2022.

Special mandatory redemption	This offering of notes is expected to be consummated prior to the consummation of the GEPH Merger. However, if (i) the GEPH Merger has not been completed on or prior to the Outside Date or (ii) prior to the Outside Date, (a) the GEPH Merger Agreement has been terminated or (b) we have determined in our sole discretion that the consummation of the GEPH Merger cannot or is not reasonably likely to be satisfied on or prior to the Outside Date (the earlier to occur of the events described in clauses (i) and (ii) of this sentence, a “Special Mandatory Redemption Event”), we will be required to redeem all of the outstanding notes on the Special Mandatory Redemption Date (as defined herein) at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest from the date of initial issuance of the notes to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). See “Risk Factors—Risk Factors Relating to the Notes—In the event that the GEPH Merger is not consummated on or prior to the Outside Date, the notes will be subject to a special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes” and “Description of Notes—Special Mandatory Redemption.”

Use of proceeds	We expect to receive net proceeds from this offering of approximately $1,136 million after deducting the underwriting discounts but before estimated offering expenses payable by us. We intend to use the net proceeds of this offering, along with the net proceeds associated with our Term Loan Credit Agreement, borrowings under our Revolving Credit Agreement and cash on hand to fund the cash portion of the GEPH Merger consideration, to fund the purchase of our Tender Securities in the Tender Offers and to pay a portion of the outstanding balance of our Revolving Credit Agreement, as further described below under “Use of Proceeds.”

Risk factors	Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-18 of this prospectus supplement and on page 5 of the accompanying prospectus, as well as in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, Part 2, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, Part 2, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 and Part 2, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 for more information about important risks that you should consider before making an investment in the notes.

Priority	The notes will be

•	our senior unsecured debt obligations;

•	equal in right of payment with all of our other present and future senior unsecured indebtedness, including our outstanding senior notes;

•	effectively subordinated to any of our secured indebtedness, including the indebtedness under our Credit Agreements, to the extent of the value of the collateral securing such indebtedness;

•	guaranteed by the guarantors on a senior unsecured basis; and

•	structurally subordinated to any indebtedness of subsidiaries that are not guarantors.

As of September 30, 2021, we had total outstanding consolidated debt of $4,237 million. As of September 30, 2021, on an as further adjusted basis, our total outstanding consolidated debt would have been $5,659 million, including $1,258 million of secured indebtedness, and we would have had $1,131 million of available borrowing capacity under our Revolving Credit Agreement based on our elected borrowing base and commitments of $2 billion. The initial amount of borrowing expected to be drawn under our Term Loan Credit Agreement is $550 million. The terms of the Term Loan Credit Agreement are not final and are subject to change. There are no assurances that the Term Loan Credit Agreement will be entered into or entered into on the terms described herein.

The indenture places no limitation on the amount of additional senior unsecured indebtedness that we may incur, and such indebtedness would be equal in right of payment with the notes. In addition, although the covenants in the indenture limit the amount of indebtedness that may be secured by our principal properties and by equity interests in certain of our subsidiaries without securing the notes on at least an equal and ratable basis, we will be able to incur additional secured indebtedness without so securing the notes. We expect from time to time to incur additional indebtedness constituting senior indebtedness, some or all of which may be secured indebtedness.

Guarantees

The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our direct and indirect, wholly owned subsidiaries that guarantee our Credit Agreements, as, and subject to the terms described under “Description of Notes—The Guarantees”. These subsidiaries also guarantee our outstanding senior notes. GEPH is expected to become, or be consolidated or merged into, a guarantor of our Credit Agreements, the notes offered hereby and our outstanding senior notes, following the consummation of the GEPH Merger.

Each guarantee of the notes will be:

•	that guarantor’s senior unsecured debt obligation;

•	equal in right of payment with all of that guarantor’s other present and future senior unsecured indebtedness, including that guarantor’s guarantee of our outstanding senior notes;

•

effectively subordinated to any of that guarantor’s secured indebtedness, including that guarantor’s obligations under our Credit Agreements, to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to any indebtedness of subsidiaries of that guarantor that are not also guarantors.

In the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor of the notes, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we or any of our creditors would be entitled to any payment. As of September 30, 2021, our non-guarantor subsidiaries held less than 1% of our total assets and had no material liabilities.

Change of control offer	If we experience a change of control triggering event, as defined below, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the purchase date. See “Description of Notes—Change of Control Event.”

Optional redemption	The notes will be redeemable by us at our option in whole or in part on or after February 1, 2027 at the redemption prices specified herein, plus accrued and unpaid interest to, but excluding, the redemption date. Prior to February 1, 2027, the notes will be redeemable by us at our option in whole or in part at a make-whole redemption price specified herein.

See “Description of Notes—Optional Redemption.”

Covenants	We will issue the notes as a new series of debt securities under an existing indenture between us and Regions Bank, as trustee, as supplemented by a supplemental indenture thereto to be entered into on the closing date of this offering by and among us, the guarantors party thereto and the trustee. The indenture will contain covenants for your benefit. These covenants restrict our ability, and our ability to permit our subsidiaries, with certain exceptions, to incur debt secured by liens and to engage in sale and leaseback transactions. These covenants also restrict our and the guarantors’ ability, with certain exceptions, to merge or consolidate with another entity. See “Description of Notes—Certain Covenants.”

Form, delivery and clearance	The notes will be represented by one or more global notes registered in the name of The Depository Trust Company (“DTC”), or its nominee. Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in DTC.

Trustee	Regions Bank

Governing law	New York

Summary historical financial metrics

The following tables present revenue, net income (loss), Adjusted EBITDAX, capital investment and production for Southwestern and GEPH for the three months and nine months ended September 30, 2021 and 2020 and the year ended December 31, 2020. Select financial information for Indigo is presented for the three months and nine months ended September 30, 2020, the two months and eight months ended August 31, 2021 and the year ended December 31, 2020. The results of assets acquired from Indigo are included in the results of Southwestern from September 1, 2021. Select financial information for Montage is presented for the three months and nine months ended September 30, 2020 and for year-to-date through November 12, 2020. The results of assets acquired from Montage are included in the results of Southwestern from November 13, 2020.

The information used to prepare the tables below was derived from historical information and certain management assumptions. Southwestern, GEPH, Indigo and Montage financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of peers and prior periods. The following information is only a summary and does not provide all of the information contained in the financial statements of Southwestern, GEPH, Indigo or Montage.

The following information for Southwestern for the year ended December 31, 2020 has been derived from our audited consolidated financial statements and accompanying notes and production and capital investment related information contained in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus supplement. The following information for Southwestern for the three months and nine months ended September 30, 2021 and 2020 have been derived from our unaudited consolidated financial statements and production and capital investment related information contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which is incorporated by reference into this prospectus supplement.

On November 3, 2021, we entered into the GEPH Merger Agreement. The following information for GEPH for the year ended December 31, 2020 has been derived from its audited consolidated financial statements and accompanying notes and production and capital investment related information which are not incorporated by reference into this prospectus supplement. The following information for GEPH for the three months and nine months ended September 30, 2021 and 2020 have been derived from GEPH’s unaudited consolidated financial statements and accompanying footnotes and production and capital investment related information which are not incorporated by reference into this prospectus supplement.

On September 1, 2021, we closed the Indigo Merger. The following information for Indigo for the year ended December 31, 2020 has been derived from Indigo’s audited consolidated financial statements and accompanying notes and production and capital investment related information contained in our Current Report on Form 8-K dated July 2, 2021, which is incorporated by reference into this prospectus supplement. The following information for Indigo for the two months and eight months ended August 31, 2021 and for the three months and nine months ended September 30, 2020 have been derived from Indigo’s unaudited consolidated financial statements and production and capital related information which are not incorporated by reference into this prospectus supplement.

On November 13, 2020, we closed the Montage Merger. The following information for Montage for the three months and nine months ended September 30, 2020 have been derived from Montage’s unaudited consolidated financial statements and production and capital investment related information contained in our Current

Report on Form 8-K/A dated January 22, 2021 which is incorporated by reference into this prospectus supplement. The following information for Montage for the year-to-date period ended November 12, 2020 have been derived from Montage’s unaudited consolidated financial statements and production and capital investment related information, which are not incorporated by reference into this prospectus supplement.

Summary historical financial information

	Southwestern Energy Company
	For the three months ended september 30,		For the nine months ended september 30,		For the year ended december 31,
($ in millions)	2021	2020	2021	2020	2020
Revenue	$1,598	$527	$3,720	$1,529	$2,308
Net loss	$(1,857)	$(593)	$(2,386)	$(3,020)	$(3,112)
Adjusted EBITDAX(1)	$426	$154	$1,108	$466	$742
Capital investments	$291	$223	$816	$705	$899
Production (Bcfe)	310	221	855	623	880

(1)	Adjusted EBITDAX is a non-GAAP measure and is reconciled to net income below.

	GEP Haynesville, LLC
	For the three months ended september 30,		For the nine months ended september 30,		For the year ended december 31,
($ in millions)	2021	2020	2021	2020	2020
Revenue	$220	$82	$500	$252	$370
Net loss	$(99)	$(69)	$(120)	$(112)	$(79)
Adjusted EBITDAX(1)	$140	$54	$342	$178	$250
Capital investments	$80	$48	$195	$149	$217
Production (Bcfe)	60	47	170	151	202

(1)	Adjusted EBITDAX is a non-GAAP measure and is reconciled to net income below.

	Indigo Natural Resources, LLC
	For the two months ended august 31,	For the three months ended september 30,	For the eight months ended august 31,	For the nine months ended september 30,	For the year ended december 31,
($ in millions)	2021(1)	2020	2021(1)	2020	2020
Revenue(2)(3)	$238	$177	$707	$483	$718
Net income (loss)(4)	$(185)	$(40)	$(1,141)	$(83)	$4
Adjusted EBITDAX(5)(6)	$106	$136	$387	$409	$555
Capital investments	$41	$87	$325	$356	$453
Production (Bcfe)	64	97	238	281	374

(1)	Historical 2021 information for Indigo is presented through August 31, 2021. The results of the assets acquired from Indigo are included in the results of Southwestern from September 1, 2021.

(2)	Revenue consists of natural gas, oil and NGL revenues and excludes gains or losses from derivatives and other operating income.

(3)	Revenue includes $19 million for the three months ended September 30, 2020, $37 million and $55 million for the nine months ended September 30, 2021 and 2020, respectively, and $79 million for the year ended December 31, 2020, associated with the conventional Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement.

(4)	Net income (loss) includes ($17) million for the three months ended September 30, 2020, ($1) million and ($49) million for the nine months ended September 30, 2021 and 2020, respectively, and ($59) million for the year ended December 31, 2020, associated with the conventional Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement.

(5)	Adjusted EBITDAX includes $4 million for the three months ended September 30, 2020, $17 million and $8 million for the nine months ended September 30, 2021 and 2020, respectively, and $19 million for the year ended December 31, 2020, associated with the conventional Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement.

(6)	Adjusted EBITDAX is a non-GAAP measure and is reconciled to net income below.

	Montage Resources Corporation
($ in millions)	For the three months ended september 30, 2020	For the nine months ended september 30, 2020	Year-to-date through november 12, 2020(1)
Revenue	$115	$340	$393
Net loss	$(92)	$(158)	$(185)
Adjusted EBITDAX(2)	$51	$151	$158
Capital investments	$46	$122	$142
Production (Bcfe)	55	161	185

(1)	Historical 2020 information for Montage is presented through November 12, 2020. The results of the assets acquired from Montage are included in the results of Southwestern from November 13, 2020.

(2)	Adjusted EBITDAX is a non-GAAP measure and is reconciled to net income below.

Explanation and reconciliation of non-GAAP financial measures

Southwestern, GEPH, Indigo and Montage financial results are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and of prior periods. One such non-GAAP financial measure is Adjusted EBITDAX, which excludes certain charges or amounts. Adjusted EBITDAX excludes the effects of interest expense, depreciation, depletion and amortization, income tax, any non-cash impacts from impairments, certain non-cash derivative activities, stock-based compensation expense, non-cash gains or losses on asset sales, unamortized issuance cost, unamortized debt discount, certain restructuring costs, exploration costs, income from equity method investments, gains or losses from the extinguishment of debt, income or losses from discontinued operations and other non-cash adjustments to certain gathering liabilities. Southwestern has included information concerning Adjusted EBITDAX because it may provide users with additional meaningful comparisons between current results, results of its peers and results of prior periods. Southwestern’s management presents this measure because (i) it is consistent with the manner in which Southwestern’s position and performance are measured relative to the position and performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated, and guidance provided by Southwestern excludes information regarding these types of items. Adjusted EBITDAX is not a measure of financial performance under GAAP.

	Southwestern Energy Company
Reconciliation of net loss to adjusted EBITDAX	For the three months ended september 30,		For the nine months ended september 30,		For the year ended december 31,
($ in millions)	2021	2020	2021	2020	2020
Net loss	$(1,857)	$(593)	$(2,386)	$(3,020)	$(3,112)

Add back (deduct):
Interest expense	34	22	95	63	94
Provision for income taxes	—	—	—	406	407
Depreciation, depletion and amortization	138	70	334	267	357
Merger-related expenses	35	3	39	3	41
Restructuring charges	—	—	7	12	16
Impairments	6	361	6	2,495	2,830
Loss on unsettled derivatives	2,011	289	2,952	272	138
(Gain) loss on extinguishment of debt	59	—	59	(35)	(35)
Legal settlement charges	—	1	—	1	1
Stock-based compensation expense	—	—	2	2	3
Other loss	—	1	—	—	2

Adjusted EBITDAX	$426	$154	$1,108	$466	$742

	GEP Haynesville, LLC
Reconciliation of net loss to adjusted EBITDAX	For the three months ended september 30,		For the nine months ended september 30,		For the year ended december 31,
($ in millions)	2021	2020	2021	2020	2020
Net loss	$(99)	$(69)	$(120)	$(112)	$(79)

Add back (deduct):
Interest expense	—	—	1	1	1
Depreciation, depletion and amortization	74	73	216	233	301
Accretion of gas gathering liabilities and asset retirement obligations	—	—	1	1	2
Loss on unsettled derivatives	164	49	242	65	36
Non-cash volumetric adjustment to gas gathering liability	—	—	—	(11)	(12)
Loss on sale of assets	—	—	1	—	—
Other	1	1	1	1	1

Adjusted EBITDAX	$140	$54	$342	$178	$250

	Indigo Natural Resources, LLC
Reconciliation of net income (loss) to adjusted EBITDAX	For the two months ended August 31,	For the three months ended September 30,	For the eight months ended August 31,	For the nine months ended September 30,	For the Year Ended December 31,
($ in millions)	2021	2020	2021	2020	2020
Net income (loss)	$(185)	$(40)	$(1,141)	$(83)	$4

Add back (deduct):
Interest expense	21	8	39	26	35
Depreciation, depletion and amortization	1	124	250	354	485
Impairment	—	—	—	4	5
Exploration costs	—	—	1	1	1
Non-cash change in derivative fair values	243	220	541	273	199
Equity-based compensation expense	—	3	5	9	11
Loss on sale of assets	1	—	623	—	—
Income (loss) from equity method investment in midstream joint venture	2	(179)	10	(173)	(184)
Merger-related costs	23	—	25	—	—
Write-off of previously deferred IPO costs	—	—	—	—	1
(Gain) loss on extinguishment of debt	—	—	34	(2)	(2)

Adjusted EBITDAX	$106	$136	$387	$409	$555

	Montage Resources Corporation
Reconciliation of net loss to adjusted EBITDAX	For the three months ended September 30,	For the nine months ended September 30,	Year-to-date through November 12, 2020
($ in millions)	2020	2020	2020
Net loss	$(92)	$(158)	$(185)

Add back (deduct):
Depreciation, depletion and amortization	53	140	164
Exploration expense	12	34	38
Stock-based compensation expense	1	3	4
Gain on sale of assets	—	(1)	(2)
Loss on unsettled derivatives	60	73	75
Interest expense, net	14	44	51
Merger-related expenses	2	3	—
Loss from discontinued operations	1	10	10
Severance	—	3	3

Adjusted EBITDAX	$51	$151	$158

Summary historical reserve data

The following tables summarize estimated proved reserves, proved developed reserves, and pre-tax PV-10 (non-GAAP) for Southwestern, GEPH and Indigo. The SEC Pricing reserves estimates are prepared in accordance with Securities and Exchange Commission rules and regulations regarding natural gas, oil and NGL reserves reporting (the “SEC Pricing”). The Southwestern SEC Pricing estimates are based on a report prepared by Southwestern’s management team. The Company engaged the services of Netherland, Sewell & Associates, Inc., or NSAI, an independent petroleum engineering firm, to audit the reserves estimated by the Company’s reservoir engineers. In conducting its audit, the engineers and geologists of NSAI studied the Company’s major properties in detail and independently developed reserve estimates. NSAI’s audit consists primarily of substantive testing, which includes a detailed review of the Company’s major properties, and accounted for approximately 97% of the present worth of the Company’s total proved reserves. NSAI prepared an audit letter for Southwestern detailing this information. The GEPH and Indigo SEC Pricing estimates are based on independent reports prepared by NSAI.

The strip pricing reserves estimates presented in the table below as of December 31, 2020 were prepared by Southwestern using closing month futures prices as reported on the NYMEX Henry Hub for natural gas and NYMEX WTI for oil on November 17, 2021 (“Strip Pricing”). The SEC Pricing and Strip Pricing estimates for Southwestern Energy Company below include the Montage natural gas and oil properties which were acquired on November 13, 2020. There are numerous uncertainties inherent in establishing quantities of proved reserves. The following reserves data represents estimates only, and should not be deemed exact or a prediction of actual production. In addition, PV-10 should not be construed as the current market value of the applicable company’s natural gas and oil properties or the cost that would be incurred to obtain equivalent reserves.

	Southwestern Energy Company
	Proved reserves as of december 31, 2020 (Bcfe)		Proved developed producing reserves as of december 31, 2020 (Bcfe)
	SEC pricing(1)	Strip pricing(2)	SEC pricing(1)	Strip pricing(2)
Natural Gas (Bcf)	9,181	9,615	6,342	6,651
Oil (MBbls)	58,024	59,525	33,563	33,640
NGLs (MBbls)	410,151	422,441	276,548	281,680

Total (Bcfe)	11,990	12,507	8,203	8,543

	GEP Haynesville, LLC
	Proved reserves as of december 31, 2020 (Bcfe)		Proved developed producing reserves as of december 31, 2020 (Bcfe)
	SEC pricing(1)	Strip pricing(2)	SEC pricing(1)	Strip pricing(2)
Natural Gas (Bcf)	1,614	2,095	598	654

	Indigo Natural Resources, LLC
	Proved reserves as of december 31, 2020 (Bcfe)		Proved developed producing reserves as of december 31, 2020 (Bcfe)
	SEC pricing(1)(3)	Strip pricing(2)(4)	SEC pricing(1)(5)	Strip pricing(2)(6)
Natural Gas (Bcf)	3,650	4,924	1,191	1,915
Oil (MBbls)	1,858	2,485	797	2,485
NGLs (MBbls)	17,420	9,404	5,521	9,404

Total (Bcfe)	3,766	4,995	1,229	1,986

Proved Pre-Tax PV-10 (non-GAAP)(7) as of december 31, 2020:

($ in millions)	SEC pricing(1)	Strip pricing(2)
Southwestern Energy Company	$1,847	$11,277
GEP Haynesville, LLC	$518	$2,353
Indigo Natural Resources, LLC(8)	$649	$4,466

Proved Developed Producing (PDP) Pre-Tax PV-10 (non-GAAP)(7) as of december 31, 2020:

($ in millions)	SEC pricing(1)	Strip pricing(2)
Southwestern Energy Company	$1,961	$8,271
GEP Haynesville, LLC	$394	$1,030
Indigo Natural Resources, LLC(9)	$612	$2,229

(1)	The prices used in the calculation of the SEC Pricing Reserves and pre-tax PV-10 were based on the average realized sales price for sales of natural gas, oil and NGLs, on the first calendar day of each month during the trailing 12 months in accordance with SEC rules.

(2)	Strip Pricing estimates were prepared on the same basis as the SEC Pricing estimates, except for the use of pricing based on closing monthly future prices as reported on the NYMEX Henry Hub for natural gas and NYMEX WTI for oil on November 17, 2021. The average future prices for benchmark commodities used in determining our Strip Pricing estimates were $3.71 per MMBtu for natural gas for 2021, $4.34 for 2022, $3.57 for 2023 and $3.27 for 2024 and thereafter on the NYMEX Henry Hub, and $68.63 per Bbl for oil for 2021, $74.69 for 2022, $68.55 for 2023 and $65.19 for 2024 and thereafter on the NYMEX WTI. NGL pricing used in determining Strip Pricing estimates was approximately 31% of future crude oil prices. Management believes that the use of forward prices provides investors with additional useful information about its reserves, as the forward prices are based on the market’s forward-looking expectations of oil and natural gas prices as of a certain date. Strip pricing futures prices are not necessarily an accurate projection of future natural gas and oil prices. Investors should be careful to consider forward prices in addition to, and not as a substitute for, SEC prices, when considering the applicable company’s natural gas and oil reserves.

(3)	Indigo SEC Pricing proved reserves as of December 31, 2020 includes 562 Bcf of natural gas, 1,749 MBbls of oil and 17,383 MBbls of NGL reserves totaling 677 Bcfe associated with the conventional Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement.

(4)	Indigo Strip Pricing proved reserves as of December 31, 2020 includes 694 Bcf of natural gas, 1,183 MBbls of oil and 9,322 MBbls of NGL reserves totaling 757 Bcfe associated with the conventional Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement.

(5)	Indigo SEC Pricing proved developed reserves as of December 31, 2020 includes 179 Bcf of natural gas, 688 MBbls of oil and 5,484 MBbls of NGL reserves totaling 216 Bcfe associated with the conventional Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement.

(6)	Indigo Strip Pricing proved developed reserves as of December 31, 2020 includes 293 Bcf of natural gas, 1,183 MBbls of oil and 9,322 MBbls of NGL reserves totaling 356 Bcfe associated with the conventional Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement.

(7)

Pre-tax PV-10 (non-GAAP) is the present value of estimated future gross revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated (unless such prices or costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10 percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure of discounted future net cash flows calculation, it does provide an indicative representation of the relative value of the applicable company on a comparative basis to other companies from period to period. Management believes that the presentation of pre-tax PV-10 provides greater comparability when evaluating oil and gas companies due to the many factors unique to each individual company that impact the amount and timing of future income taxes. In addition, management believes that pre-tax PV-10 is widely used by investors and analysts as a basis for comparing the relative size and value of its proved reserves to other oil and gas companies. Pre-tax PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows or any other measure of a company’s financial or operating performance presented in accordance with GAAP. Southwestern’s definition of pre-tax PV-10 may differ significantly from the definitions used by other companies to compute similar measures. As a result, pre-tax PV-10 as defined may not be comparable to similar measures provided by other companies. Neither pre-tax PV-10 nor the standardized measure of discounted future net cash flows purport to represent the fair value of the applicable company’s proved oil and gas reserves. GAAP does not prescribe any corresponding measure for pre-tax PV-10 of reserves as of an interim date or on any basis other than SEC prices.

Southwestern’s existing tax attributes, including net operating losses and remaining depreciable tax basis related to our natural gas and oil properties, more than offset future net operating income, resulting in no tax effect to its SEC Pricing pre-tax PV-10 calculation for the year ended December 31, 2020. The standardized measure for Southwestern’s Strip Pricing proved reserves pre-tax PV-10 calculation was $10,582 million for the year ended December 31, 2020, and included future tax expense of $695 million. The standardized measure for Southwestern’s Strip Pricing PDP reserves pre-tax PV-10 calculation was $8,097 million for the year ended December 31, 2020, and included future tax expense of $174 million. GEPH and Indigo are treated as partnerships for income tax purposes, therefore, a reconciliation of pre-tax PV-10 for the SEC Pricing reserves as of December 31, 2020 to the standardized measure of discounted future net cash flows in not necessary as there is no tax effect.

(8)	Indigo proved pre-tax PV-10 (non-GAAP) as of December 31, 2020 includes $45 million and $413 million in value at SEC Pricing and Strip Pricing, respectively, associated with the conventional Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement.

(9)	Indigo PDP pre-tax PV-10 (non-GAAP) as of December 31, 2020 includes $63 million and $322 million in value at SEC Pricing and Strip Pricing, respectively, associated with the conventional Cotton Valley oil and gas properties which were sold in the second quarter of 2021 prior to the signing of the Indigo Merger Agreement.

Risk factors

An investment in the notes involves risks. You should consider carefully the following risks and the risks in the accompanying prospectus, as well as the risk factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as applicable, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, any free writing prospectus that we may authorize to be delivered or made available to you, and the documents incorporated by reference herein and therein when evaluating an investment in the notes. To the extent the COVID-19 pandemic adversely affects our business, operations, financial condition and operating results, it may also have the effect of heightening many of such risks, such as those relating to our level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

Risks relating to this offering and the notes

We have a holding company structure in which our subsidiaries conduct our operations and own a substantial portion of our operating assets, causing us to be dependent upon their distributions to make payments on the notes.

As we are a holding company, our subsidiaries and affiliates conduct our operations and own a substantial portion of our operating assets. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to make distributions, dividends, loans or advances to us. The ability of our subsidiaries to make distributions, dividends, loans or advances to us, and to engage in other transactions with us, may be restricted by, among other things, agreements of indebtedness, applicable state laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount of the notes at maturity, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes on acceptable terms or at all.

The notes and the guarantees will be unsecured obligations and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the existing and future indebtedness of any non-guarantor subsidiaries.

The notes and the guarantees will be general unsecured senior obligations ranking effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness (including all borrowings under our Credit Agreements) to the extent of the value of the collateral securing such indebtedness. As of September 30, 2021, on an as further adjusted basis, we would have had approximately $1,258 million of secured indebtedness outstanding under our Credit Agreements, and borrowing availability under our Revolving Credit Agreement of approximately $1,131 million based on our elected borrowing base and commitments of $2 billion.

If we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, the holders of our secured indebtedness or the secured indebtedness of such guarantor will be entitled to be paid in full from the proceeds of the assets, if any, securing such indebtedness before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably in any remaining proceeds with all holders of our unsecured indebtedness, including unsecured indebtedness incurred after the notes are issued that does not rank junior to the notes, including trade payables and all of our other general indebtedness, based on the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient funds to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

Additionally, the notes will be structurally subordinated to all existing and future indebtedness of our existing or future subsidiaries that are not guarantors of the notes. In the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we or any of our creditors would be entitled to any payment. As of September 30, 2021, our non-guarantor subsidiaries held less than 1% of our total assets and had no material liabilities.

Our current and future levels of indebtedness may adversely affect our results and limit our growth.

As of September 30, 2021, we had total indebtedness of $4,237 million including $665 million of borrowings and $159 million of letters of credit under our Revolving Credit Agreement, resulting in borrowing availability under our Revolving Credit Agreement of approximately $1,176 million based on our elected borrowing base and commitments of $2 billion. The initial aggregate amount of the term loans expected to be drawn under our Term Loan Credit Agreement on the closing date of Term Loan Credit Agreement is currently expected to be $550 million. The terms of the Term Loan Credit Agreement are not final and are subject to change. There are no assurances that the Term Loan Credit Agreement will be entered into or entered into on the terms described herein.

The terms of the indentures governing our outstanding senior notes, our Revolving Credit Agreement, our Term Loan Agreement that we intend to enter into in December 2021 and the lease agreements relating to our drilling rigs and other equipment, which we collectively refer to as our “financing agreements,” impose restrictions on our ability and, in some cases, the ability of our subsidiaries to take a number of actions that we may otherwise desire to take, which may include, without limitation, one or more of the following:

•	incurring additional debt;
•	redeeming stock or redeeming debt;
•	making investments;
•	creating liens on our assets; and
•	selling assets.

Our Revolving Credit Agreement contains, and our Term Loan Credit Agreement is expected to contain, customary representations, warranties and covenants including, among others, the following covenants:

•	a restriction on incurring debt, subject to permitted exceptions;

•	a restriction on creating liens on assets, subject to permitted exceptions;

•	restrictions on mergers and asset dispositions, subject to permitted exceptions; and

•	restrictions on use of proceeds, investments, transactions with affiliates, or change of principal business, each subject to permitted exceptions.

In addition, our Revolving Credit Agreement contains the following financial covenants:

•

Minimum current ratio of no less than 1.00 to 1.00, whereby current ratio is defined as the Company’s consolidated current assets (including unused commitments under our Revolving Credit Agreement, but excluding non-cash derivative assets) to consolidated current liabilities (excluding non-cash derivative obligations and current maturities of long-term debt).

•

Maximum total net leverage ratio of no greater than 4.00 to 1.00. Total net leverage ratio is defined as total debt less cash on hand (up to the lesser of 10% of the credit limit under our Revolving Credit Agreement and $150 million) divided by consolidated EBITDAX for the last four consecutive quarters. EBITDAX, as defined in our Credit Agreement, excludes the effects of interest expense, depreciation, depletion and amortization, income tax, any non-cash impacts from impairments, certain non-cash hedging activities, stock-based compensation expense, non-cash gains or losses on asset sales, unamortized issuance cost, unamortized debt discount and certain restructuring costs.

We currently expect that our Term Loan Credit Agreement will contain the following financial covenant:

•	Minimum collateral coverage ratio of no less than 2.00 to 1.00.

Although we do not anticipate any violations of our financial covenants, our ability to comply with these financial covenants depends in part on the success of our development program and upon factors beyond our control, such as the market prices for natural gas, oil and NGLs.

Although the indenture that will govern the notes and our existing indentures governing our outstanding senior notes contain covenants limiting liens and sale and leaseback transactions, these covenants contain exceptions that would allow us to create, grant or incur certain liens or security interests. Moreover, these indentures do not contain any limitations on the ability of us or our subsidiaries to incur debt, pay dividends or make investments, or limit the ability of our subsidiaries to make distributions to us. Such activities may, however, be limited by our other financing agreements in certain circumstances.

Our level of indebtedness and off-balance sheet obligations, and the covenants contained in our financing agreements and other debt agreements, could have important consequences for our operations, including:

•

requiring us to dedicate a substantial portion of our cash flow from operations to required payments, thereby reducing the availability of cash flow for working capital, capital investing and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital investing, acquisitions and general corporate and other activities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	detracting from our ability to successfully withstand a downturn in our business or the economy generally.

Our ability to comply with the covenants and other restrictions in our financing agreements may be affected by events beyond our control, including prevailing economic and financial conditions.

Failure to comply with the covenants and other restrictions could lead to an event of default and the acceleration of our obligations under our outstanding senior notes, credit facilities or other financing or debt agreements, and in the case of the lease agreements for drilling rigs, compressors and pressure pumping equipment, loss of use of the equipment. In particular, the occurrence of other risks, such as declines in commodity prices, increases in basis differentials and inability to access markets, could reduce our profits and thus the cash we have to fulfill our financial obligations. If we are unable to satisfy our obligations with cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We cannot assure that we will be able to generate sufficient cash flow to pay the interest on our debt, to meet our lease obligations, or that future borrowings, equity financings or proceeds from the sale of assets will be available to pay or refinance such debt or obligations. The terms of our financing agreements and other debt agreements may also prohibit us from taking such actions. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We cannot assure that any such proposed offering, refinancing or sale of assets can be successfully completed or, if completed, that the terms will be favorable to us.

We may be unable to repay the notes when due or repurchase the notes when we are required to do so.

At final maturity of the notes or in the event of acceleration of the notes following an event of default, the entire outstanding principal amount of the notes will become due and payable. Upon a change of control event

(as described herein), we will be required to offer to repurchase in cash all outstanding notes at a redemption price equal to 101% of the principal amount of the notes plus accrued and unpaid interest up to, but excluding, the repurchase date. If we were unable to make the required payments or repurchases of the notes, it would constitute an event of default under the indenture related to the notes and under our other financing agreements and other debt agreements. The indentures for our outstanding senior notes and the senior notes we may issue in the future also provide or may in the future provide for repurchase rights upon certain change of control events, and our Revolving Credit Agreement requires repayment of amounts outstanding thereunder and certain other amounts. Any future debt agreements may have similar provisions. As a result, holders of our other debt securities may have the ability to require us to repurchase their debt securities before or at the same time as the holders of the notes offered hereby would have such repurchase rights. It is possible that we will not have sufficient funds at maturity, upon acceleration or at the time of the change of control event or other fundamental change to make the required repurchase of the notes and our other debt securities. In addition, certain change of control events would constitute an event of default under our Revolving Credit Agreement, which could lead to a default on the notes and our other debt securities or an inability to make a change of control payment on the notes and our other debt securities.

Federal and state statutes allow courts, under specific circumstances, to avoid or limit the notes and guarantees, and to require holders of the notes to return payments previously made by us or the guarantors.

Our creditors and the creditors of the guarantors of the notes could challenge the issuance of the notes or the subsidiary guarantors’ issuance of their guarantees, respectively, as fraudulent conveyances or on other grounds such as equitable subordination. Under the federal bankruptcy law and similar provisions of state fraudulent transfer laws, the issuance of the notes and the guarantees could be avoided (that is, cancelled or limited) as fraudulent transfers or subordinated to other creditors if a court determined that the company, at the time it issued the notes, or any guarantor, at the time it issued the guarantee (or, in some jurisdictions, when payment became due under the guarantee):

•	issued the notes or guarantees, as the case may be, with the intent to hinder, delay or defraud its existing or future creditors; or

•	received less than reasonably equivalent value or did not receive fair consideration for the issuance of the notes or guarantees, as the case may be, and if the company or any guarantor:

•	was insolvent or rendered insolvent at the time it issued the notes or issued the guarantee, as applicable;

•	was engaged in a business or transaction for which the company’s or guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts generally as they mature.

If the notes or guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against us or the applicable guarantor for amounts payable on the notes or related guarantee would be unenforceable to the extent of such avoidance or limitation or may be subordinated to the claims of other creditors. Moreover, the court could order you to return any payments previously made by us or such guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not avoid the notes or guarantees.

The indenture governing the notes provides that the issuance of the notes and the obligation of each guarantor under its guarantee are limited as necessary to prevent them from constituting a fraudulent conveyance or fraudulent transfer under applicable law. We cannot assure you that this limitation will protect the issuance of the notes or the guarantees from fraudulent conveyance or fraudulent transfer challenges or, if it does, that the remaining amount due and collectible would suffice, if necessary, to pay the notes in full when due.

Not all of our subsidiaries are required to guarantee the notes, and we can release guarantees from time to time without the consent of holders of the notes.

Under the terms of the indenture, only certain of our subsidiaries are required to guarantee the notes or our outstanding notes. In addition, holders of the notes will be deemed to have consented to the release of the guarantee of the notes provided by a subsidiary guarantor, without any action required on the part of the trustee or any holder of the notes, upon such subsidiary guarantor ceasing to guarantee or be a borrower under our Credit Agreements or certain other indebtedness of ours or another subsidiary guarantor under the circumstances described under “Description of the Notes—The Guarantees.” In addition, a subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guarantee in the other circumstances set out under “Description of the Notes—The Guarantees.” Any such release would result in any debt or other obligations of the applicable subsidiary becoming structurally senior to the notes.

A downgrade in our credit rating could negatively impact our cost of and ability to access capital and our liquidity.

Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could impact our ability to access debt markets in the future to refinance existing debt or obtain additional funds, affect the market value of our notes and increase our borrowing costs. Such ratings are limited in scope, and do not address all material risks relating to us, but rather reflect only the view of each rating agency of the likelihood we will be able to repay our debt at the time the rating is issued. An explanation of the significance of each rating may be obtained from the applicable rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

Actual downgrades in our credit ratings may also impact our interest costs and liquidity. The interest rates under certain of our notes increases as credit ratings fall. Many of our existing commercial contracts contain, and future commercial contracts may contain, provisions permitting the counterparty to require increased security upon the occurrence of a downgrade in our credit rating. Providing additional security, such as posting letters of credit, could reduce our available cash or our liquidity under our Credit Agreements for other purposes. We had $159 million of letters of credit outstanding at September 30, 2021. The amount of additional financial assurance would depend on the severity of the downgrade from the credit rating agencies, and a downgrade could result in a decrease in our liquidity.

The credit ratings assigned to our notes may not reflect all risks of an investment in our notes.

We expect that our notes will be rated by at least two nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of our notes and increase our corporate borrowing costs.

We may not be able to repurchase the notes upon a change of control triggering event.

We may not be able to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds. Upon a Change of Control Triggering Event, holders of the notes may require us to make an offer to purchase the notes for cash at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereto, but not including, the date of purchase. Our failure to purchase such tendered notes upon the occurrence of such Change of Control Triggering Event would result in an event of default under the indenture governing the notes and a cross-default under the agreements governing certain of our other indebtedness which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If such a Change of Control Triggering Event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness. In addition, you may not be able to require us to repurchase the notes under the change of control provisions in the indenture in the event of certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness, potentially resulting in a downgrade of our credit ratings, thereby negatively affecting the value of the notes), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control Triggering Event” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control Triggering Event” that would trigger our obligation to purchase the notes. Therefore, if an event occurs that does not constitute a “Change of Control Triggering Event,” we will not be required to make an offer to purchase the notes and you may be required to continue to hold your notes despite the event.

Active trading markets for the notes may not develop, which could make it more difficult for holders of the notes to sell their notes and/or result in a lower price at which holders would be able to sell their notes.

There is no existing market for the notes. The notes will not be listed on any securities exchange. There can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;
•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and
•	level, direction and volatility of market interest rates generally.

If trading markets do develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the notes.

The market prices for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects, including relative to guidance or analyst estimates;

•	the overall condition of the financial markets; and

•	the other risks detailed in this document and in our other filings with the SEC.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the notes.

In the event that the GEPH merger is not consummated on or before to the outside date or we have determined in our sole discretion that the consummation of the GEPH merger cannot or is not reasonably likely to be satisfied prior thereto, the notes will be subject to a special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes.

If the GEPH Merger is not consummated on or before the Outside Date, or if the GEPH Merger Agreement has been terminated or we have determined in our sole discretion that the consummation of the GEPH Merger cannot or is not reasonably likely to be satisfied on or before the Outside Date, we will be required to redeem all of the outstanding notes at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest, if any, to, but not including the date of redemption. See “Description of Notes—Special Mandatory Redemption.” We cannot assure you that we will have sufficient funds available to redeem the notes in full. In addition, even if we are able to redeem the notes pursuant to the mandatory redemption provision, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate or return on investment as high as what you otherwise would have received on your notes.

In addition, we will not be required to redeem the notes as long as the GEPH Merger closes on or before the Outside Date, even if between the closing of this offering and the closing of the GEPH Merger we experience any changes (including any material changes) in our business or financial condition, or if the terms of the GEPH Merger Agreement are amended, including in material respects.

We may be unable to redeem the notes in the event of a special mandatory redemption.

We are not obligated to place the proceeds of the offering of the notes in escrow or to provide a security interest in such proceeds, and there are no other restrictions on our use of such proceeds. If we do not complete the GEPH Merger on or before the Outside Date or if, prior to such date, the GEPH Merger Agreement has been terminated or we have determined in our sole discretion that the consummation of the GEPH Merger cannot or is not reasonably likely to be satisfied on or before the Outside Date, we intend to use the net proceeds from this offering together with cash on hand and borrowings under our Revolving Credit Agreement to pay the Special Mandatory Redemption Price in connection with the Special Mandatory Redemption of the notes. However, in the event of a Special Mandatory Redemption, we may not have sufficient funds to purchase all of the notes. See “Description of Notes—Special Mandatory Redemption.”

Risks related to the GEPH merger

There can be no assurances when or if the GEPH merger will be completed.

Although we expect to complete the GEPH Merger by year-end 2021, there can be no assurances as to the exact timing of consummation of the GEPH Merger or that the GEPH Merger will be completed at all. The consummation of the GEPH Merger is subject to numerous conditions, including, among others, (i) the absence of any law, order or injunction prohibiting the GEPH Merger, (ii) the expiration or earlier termination of the waiting period under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended, (iii) the accuracy of each party’s representations and warranties, and (iv) each party’s compliance with its covenants and agreements contained in the GEPH Merger Agreement. There can be no assurance that the conditions required to complete the GEPH Merger, some of which are beyond the control of Southwestern and GEPH, will be satisfied or waived on the anticipated schedule, or at all.

Additionally, the GEPH Merger Agreement also provides for certain termination rights for both Southwestern and GEPH, including if the GEPH Merger is not consummated on or before January 31, 2022.

Until the consummation of the GEPH merger or the termination of the GEPH merger agreement in accordance with its terms, Southwestern and GEPH are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Southwestern or GEPH and their respective stockholders.

From and after the date of the GEPH Merger Agreement and prior to consummation of the GEPH Merger, the GEPH Merger Agreement restricts Southwestern and GEPH from taking specified actions without the consent of the other party and generally requires that the business of each company and its respective subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent Southwestern or GEPH from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the consummation of the GEPH Merger, and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the GEPH Merger could be exacerbated by any delays in consummation of the GEPH Merger or termination of the GEPH Merger Agreement.

Litigation could result in an injunction preventing the consummation of the GEPH merger or a judgment resulting in the payment of damages or other impacts.

Lawsuits in connection with the GEPH Merger could prevent or delay the consummation of the GEPH Merger and result in significant costs to us, including any costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the GEPH Merger is completed may adversely affect our business, financial condition, results of operations and cash flows. For example, following the announcement of the GEPH Merger Agreement, lawsuits were filed by purported stockholders of Southwestern seeking, among other things, to enjoin the GEPH Merger, to rescind the GEPH Merger, rescissory damages and attorneys’ fees. Each of these lawsuits is at the preliminary stage. Southwestern believes the claims are meritless but cannot currently predict the outcome of or estimate the possible loss or range of loss from such lawsuits.

If the GEPH merger is consummated, Southwestern may be unable to successfully integrate GEPH’s business into its business or achieve the anticipated benefits of the GEPH merger.

The success of the GEPH Merger will depend, in part, upon Southwestern’s ability to realize the anticipated benefits and cost savings from combining Southwestern’s and GEPH’s businesses, and there can be no assurance that Southwestern will be able to successfully integrate or otherwise realize the anticipated benefits of the GEPH Merger. Difficulties in integrating Southwestern and GEPH may result in the combined company performing differently than expected, in operational challenges, or in the failure to realize anticipated expense-related efficiencies. Potential difficulties that may be encountered in the integration process include, among others:

•	the inability to successfully integrate GEPH in a manner that permits the achievement of full revenue, expected cash flows and cost savings anticipated from the GEPH Merger;

•	not realizing anticipated operating synergies;

•	integrating personnel from GEPH and the loss of key employees;

•	potential unknown liabilities and unforeseen expenses or delays associated with and following the consummation of the GEPH Merger;

•	integrating relationships with customers, vendors and business partners;

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the GEPH Merger and integrating GEPH’s operations;

•	the impact of Southwestern’s recent acquisition of Montage Resources Corporation and continuing integration related to the acquisition; and

•	the disruption of, or the loss of momentum in, Southwestern’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Southwestern’s ability to achieve the anticipated benefits of the GEPH Merger will depend in part upon whether it can integrate GEPH’s business into Southwestern’s existing business in an efficient and effective manner. Southwestern may not be able to accomplish this integration process successfully. The successful acquisition of producing properties, including those owned by GEPH, requires an assessment of several factors, including:

•	recoverable reserves;

•	future natural gas and oil prices and their appropriate differentials;

•	availability and cost of transportation of production to markets;

•	availability and cost of drilling equipment and of skilled personnel;

•	development and operating costs including access to water and potential environmental and other liabilities; and

•	regulatory, permitting and similar matters.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, Southwestern has performed a review of the subject properties that it believes to be generally consistent with industry practices. The review was based on Southwestern’s analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines. Data used in such review was furnished by GEPH or obtained from publicly available sources. Southwestern’s review may not reveal all existing or potential problems or permit Southwestern to fully assess the deficiencies and potential recoverable reserves for all of the acquired properties, and the reserves and production related to the assets and operations of GEPH may differ materially after such data is reviewed further by Southwestern. Inspections will not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, GEPH may be unwilling or unable to provide effective contractual protection against all or a portion of the underlying deficiencies. Southwestern is often not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the assets and operations of GEPH, Southwestern is entitled to remedies for only certain environmental liabilities. Additionally, Southwestern will not have the ability to control operations with respect to the portion of the assets and operations of GEPH in which GEPH holds only a non-operating interest. The integration process may be subject to delays or changed circumstances, and Southwestern can’t give any assurances that the assets and operations of GEPH will perform in accordance with Southwestern’s expectations or that Southwestern’s expectations with respect to integration or cost savings as a result of the GEPH Merger will materialize.

Consummation of the GEPH merger may trigger change in control or other provisions in certain agreements to which GEPH is a party, which may have an adverse impact on the combined company’s business and results of operations.

Consummation of the GEPH Merger may trigger change in control and other provisions in certain agreements to which GEPH is a party. For those agreements for which we and GEPH are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. We could require a significant amount of funds to make these repurchases and repayments. The foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

Southwestern’s results may suffer if it does not effectively manage its expanded operations following the GEPH merger.

Following consummation of the GEPH Merger, the size of the Company’s business will increase significantly beyond its current size. Southwestern’s future success will depend, in part, on Southwestern’s ability to manage this expanded business, which poses numerous risks and uncertainties, including the need to integrate the operations and business of GEPH into Southwestern’s existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners.

Following consummation of the GEPH merger, Southwestern may be exposed to additional commodity price risk as a result of the acquisition of GEPH’s upstream assets.

The prices for natural gas have historically been volatile, and Southwestern expects this volatility to continue in the future. The GEPH Merger may increase Southwestern’s exposure to these, or other, commodity price risks.

To mitigate its exposure to changes in commodity prices, GEPH hedges natural gas from time to time, primarily through the use of certain derivative commodity instruments. Southwestern will bear the economic impact of all of GEPH’s current hedges following the consummation of the GEPH Merger. Actual natural gas prices may differ from the Company’s expectations and, as a result, such hedges could have a negative impact on Southwestern’s business.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

We will account for the GEPH Merger as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of GEPH and its subsidiaries will be recorded, as of completion, at their respective fair values and added to ours. Our reported financial condition and results of operations for periods after consummation of the GEPH Merger will reflect GEPH’s balances and results after consummation of the GEPH Merger but will not be restated retroactively to reflect the historical financial position or results of operations of GEPH and its subsidiaries for periods prior to the GEPH Merger.

Under the acquisition method of accounting, the total purchase price will be allocated to GEPH’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of consummation of the GEPH Merger. The excess of the purchase price over those fair values, if any, will be recorded as goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

We will incur significant transaction costs in connection with the GEPH merger.

We have incurred and are expected to continue to incur a number of non-recurring costs associated with the GEPH Merger, combining the operations of GEPH with ours and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by us whether or not the GEPH Merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors and employee retention, severance, and benefit costs. We will also incur costs related to formulating and implementing integration plans.

Although we expect that the elimination of duplicative costs, as well as the realization of synergies and efficiencies related to the integration of GEPH’s assets, should allow us to offset these transaction costs over time, this net benefit may not be achieved in the near term or at all.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $1,136 million after deducting the underwriting discounts but before estimated offering expenses payable by us. We intend to use the net proceeds of this offering, along with net proceeds associated with our Term Loan Credit Agreement, borrowings under our Revolving Credit Agreement and cash on hand to fund the cash portion of the GEPH Merger consideration (estimated at $1,195 million based on the GEPH Revolver balance and working capital as of September 30, 2021), to fund the purchase of our Tender Securities in the Tender Offers and to pay a portion of the outstanding balance of our Revolving Credit Agreement. If the GEPH Merger is not consummated, the net proceeds from this offering, cash on hand and borrowings under our Credit Agreements will be used to redeem these notes as described under “Description of Notes—Special Mandatory Redemption.”

As of September 30, 2021, we had approximately $689 million in principal amount of outstanding 2025 Notes, which bear interest at a rate of 6.450% per year and mature on January 23, 2025.

As of September 30, 2021, we had $440 million in principal amount of outstanding 2027 Notes, which bear interest at a rate of 7.750% per year and mature on October 1, 2027.

As of September 30, 2021, we had $665 million of borrowings outstanding under our Revolving Credit Agreement. The interest rate on our Revolving Credit Agreement at September 30, 2021 was 2.08%. Our Revolving Credit Agreement matures in April 2024. Within the past year, we have used borrowings under our Revolving Credit Agreement primarily for general corporate purposes.

The initial amount of borrowing expected to be drawn under our Term Loan Credit Agreement is $550 million.

Certain of the underwriters or their affiliates are lenders under our Credit Agreements and the GEPH Revolver and also may hold Tender Securities and, accordingly, may receive a portion of the net proceeds of this offering to the extent used to repay borrowings under our Credit Agreements or to repay the GEPH Revolver or to repurchase or redeem Tender Securities. RBC Capital Markets LLC and Wells Fargo Securities, LLC are acting as lead dealer managers and lead solicitation agents in connection with the Tender Offers. Citigroup Global Markets, Inc., BofA Securities, Inc., Mizuho Securities USA LLC and MUFG Securities Americas Inc. are acting as co-dealer managers and co-solicitation agents in connection with the Tender Offers. Please read “Underwriting”.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2021:

•	on a consolidated historical basis;

•

on an as adjusted basis to give effect to the assumption of GEPH’s cash and cash equivalents and debt upon the closing of the GEPH Merger and the issuance of 99 million shares of common stock for GEPH Merger consideration based on the sales price of our shares as traded on the NYSE on December 6, 2021; and

•

on an as further adjusted basis to give effect to this offering, which we expect to result in approximately $1,136 million of net proceeds, along with $543 million in net proceeds associated with our Term Loan Credit Agreement and the application of proceeds described under “Use of Proceeds”.

The following table also sets forth GEPH’s cash and cash equivalents and historical indebtedness as of September 30, 2021. There can be no assurance that we complete the GEPH Merger. The closing of this offering is not contingent on the consummation of the GEPH Merger, however, the notes are subject to special mandatory redemption, as described above, in the event the GEPH Merger does not occur by the Outside Date. If a Special Mandatory Redemption Event occurs, we intend to use the net proceeds from this offering, together with our cash and cash equivalents and borrowings under our Credit Agreements, to fund a redemption of all outstanding notes. See “Description of Notes—Special Mandatory Redemption.”

You should read “Use of Proceeds” and our historical consolidated financial statements and the notes thereto.

	As of September 30, 2021
	Southwestern Historical	GEPH Historical Indebtedness	As Adjusted(3)	As Further Adjusted(4)(5)(7)
	(Unaudited) (Dollars in millions)
Cash and cash equivalents	$12	$6	$18	$18

Short-term portion of long-term debt
4.10% Senior Notes due March 2022	201	—	201	201
GEPH Revolving Credit Facility	—	141	—	—

Long-term debt(1):
Variable rate (2.08% at September 30, 2021) Revolving Credit Agreement due April 2024(2)	665	—	806	708
4.95% Senior Notes due January 2025	689	—	689	389
7.75% Senior Notes due October 2027	440	—	440	440
8.375% Senior Notes due September 2028	350	—	350	350
5.375% Senior Notes due February 2029(6)	700	—	700	700
5.375% Senior Notes due September 2030	1,200	—	1,200	1,200
Term Loan due April 2027	—	—	—	550
Notes Offered Hereby	—	—	—	1,150
Unamortized debt premium/issuance cost	(8)	—	(8)	(29)

Total long-term debt	4,036	—	4,177	5,458

Total debt(1)	4,237	141	4,378	5,659

	As of September 30, 2021
	Southwestern Historical	GEPH Historical Indebtedness	As Adjusted(3)	As Further Adjusted(4)(5)(7)
	(Unaudited) (Dollars in millions)

Equity:
Common stock, $0.01 par value; 2,500,000,000 shares authorized; issued 1,059,331,421 shares (historical) and 1,158,669,169 shares (on an as adjusted as further adjusted basis)	11		12	12
Preferred stock, $0.01 par value, 10,000,000 shares authorized, issued no shares as of June 30, 2021	—	—	—	—
Additional paid-in capital	6,688		7,175	7,175
Accumulated deficit	(6,749)		(6,749)	(6,835)
Accumulated other comprehensive loss	(34)		(34)	(34)

Common stock in treasury, 44,353,224 shares	(202)		(202)	(202)

Total equity	(286)		202	116

Total capitalization	$3,951		$4,580	$5,775

(1)	Debt instruments amounts represent the outstanding principal. Unamortized debt premiums and issuance costs are reflected on a single line to provide a reconciliation of total consolidated debt.

(2)	As of September 30, 2021, we had approximately $665 million of outstanding borrowings and $159 million of outstanding letters of credit under our Revolving Credit Agreement, and approximately $1,176 million of borrowing capacity based on our elected borrowing base and commitments of $2 billion.

(3)	The as adjusted Revolving Credit Agreement balance reflects the pay down and retirement of the GEPH Revolver of $141 million, which was the balance as of September 30, 2021, using our Revolving Credit Agreement. The as adjusted changes in common stock and additional paid-in capital of $1 million and $487 million, respectively, reflect the issuance of approximately 99 million shares for GEPH Merger consideration based on the sales price of our shares as traded on the NYSE on December 6, 2021.

(4)	The as further adjusted column reflects the assumed proceeds from (i) the issuance of the notes in this offering and (ii) the execution of our Term Loan Credit Agreement, and the use of the combined net proceeds of $1,679 million from these debt issuances to fund (a) the $1,195 million cash consideration associated with GEPH Merger (estimated based on the GEPH Revolver balance and working capital as of September 30, 2021), (b) the payment of the total consideration in the Tender Offers of $332 million, assuming that up to the maximum aggregate principal amount of the 2025 Notes are tendered on or prior to the Early Tender Date at the applicable price set forth in the Offer to Purchase as of the date of this prospectus supplement and are accepted for purchase with a Settlement Date of December 29, 2021, (c) the repayment of $98 million on our Revolving Credit Agreement and (d) the payment of $54 million in fees related to the GEPH Merger and other related financing fees.

(5)	The as further adjusted accumulated deficit reflects the estimated loss on retirement of the 2025 Notes of $32 million related to the premiums paid and other debt-related costs and the expensing of the $54 million in fees related to the GEPH Merger and other financing-related activities.

(6)	The 5.375% Senior Notes due 2029 includes notes issued by Southwestern and approximately $1.4 million of notes issued by Indigo that were not exchanged in the exchange offer conducted in connection with the Indigo Merger.

(7)	The as further adjusted column excludes the impact of approximately $8 million in accrued interest that is expected to be paid upon purchase of the 2025 Notes in connection with the Tender Offers.

Description of other indebtedness

Credit agreements

Our Revolving Credit Agreement has an aggregate maximum revolving credit amount of $3.5 billion, and in September 2021, the banks participating in the 2018 credit facility reaffirmed the elected borrowing base and aggregate commitments to be $2.0 billion. The borrowing base is subject to redetermination at least twice a year, in April and October, and is secured by substantially all of the assets owned by the Company and its U.S. subsidiaries. The lien covenant in the indentures governing our outstanding senior notes currently limits liens securing indebtedness, other than permitted liens, to the greatest of (i) $2.0 billion, (ii) 25% of our adjusted consolidated net tangible assets at the time of incurrence and (iii) with respect to borrowings under our Revolving Credit Agreement, the “borrowing base” as defined in the indentures, unless we provide that the notes will be secured equally and ratably with such secured debt.

The initial aggregate amount of the term loans expected to be drawn under our Term Loan Credit Agreement on the closing date of Term Loan Credit Agreement is currently expected to be $550 million. Term Loan Credit Agreement are not final and are subject to change. We are currently in market with the term loans anticipated to be funded under this Term Loan Credit Agreement and lender commitments and allocations have not been finalized. There are no assurances that the Term Loan Credit Agreement will be entered into or entered into on the terms described herein.

We currently expect that our Term Loan Credit Agreement will permit Southwestern from time to time to add one or more new tranches of incremental term loan facilities and/or increase the principal amount of the term loan facility under our Term Loan Credit Agreement (each, an “Incremental Facility”) in an aggregate principal amount of up to the sum of: (a) $350 million; plus (b) the aggregate amount of any voluntary prepayments or redemptions of any loans under our Term Loan Credit Agreement and any loans under any Incremental Facility; plus (c) an unlimited amount so long as, after giving pro forma effect to the incurrence of such additional amount and any related acquisitions, investments and other transactions that should be given pro forma effect, the pro forma collateral coverage ratio is equal to or greater than 2.00 to 1.00 and our total leverage ratio does not exceed 4.00 to 1.00.

We may utilize our Revolving Credit Agreement in the form of loans and letters of credit. Loans under our Revolving Credit Agreement are subject to varying rates of interest based on whether the loan is a Eurodollar loan or an alternate base rate loan. Eurodollar loans bear interest at the Eurodollar rate, which is adjusted LIBOR for such interest period plus the applicable margin (as those terms are defined in our Revolving Credit Agreement documentation). The applicable margin for Eurodollar loans under our Revolving Credit Agreement ranges from 1.75% to 2.75% based on our utilization of our Revolving Credit Agreement. Alternate base rate loans bear interest at the alternate base rate plus the applicable margin. The applicable margin for alternate base rate loans under our Revolving Credit Agreement ranges from 0.75% to 1.75% based on our utilization of our Revolving Credit Agreement.

Loans under our Term Loan Credit Agreement will be subject to varying rates of interest based on whether the loan is a term benchmark loan or an alternate base rate loan. Term benchmark loans will bear interest at the adjusted term SOFR rate (which includes a credit spread adjustment and is subject to a floor that is currently expected to be 0.50%) plus an applicable margin which is currently expected to be in a range of 2.75-3.00%. Alternate base rate loans would bear interest at the alternate base rate plus an applicable margin which is currently expected to be in a range of 1.75-2.00%. Pricing of the loans under our Term Loan Credit Agreement has not yet been finalized and may not be finalized on the terms described herein.

The closing and funding of our Term Loan Credit Agreement is subject to customary conditions, including without limitation delivery of definitive loan documents, absence of a default under such definitive loan documents and bringdown of representations and warranties under such definitive loan documents. The closing and funding of our Term Loan Credit Agreement is currently expected to occur on December 22, 2021 and is not subject to concurrent consummation of the GEPH Merger; however, any term loans funded under the Term Loan Credit Agreement on the closing date of the Term Loan Credit Agreement must be prepaid at par if the GEPH Merger is not consummated by March 31, 2022.

Our Revolving Credit Agreement contains and our Term Loan Credit Agreement is currently expected to contain customary representations, warranties and covenants including, among others, the following covenants:

•	a restriction on incurring debt, subject to permitted exceptions;

•	a restriction on creating liens on assets, subject to permitted exceptions;

•	restrictions on mergers and asset dispositions, subject to permitted exceptions; and

•	restrictions on use of proceeds, investments, transactions with affiliates, or change of principal business, each subject to permitted exceptions.

In addition, our Revolving Credit Agreement contains the following financial covenants:

•

Minimum current ratio of no less than 1.00 to 1.00, whereby current ratio is defined as Southwestern’s consolidated current assets (including unused commitments under our Revolving Credit Agreement, but excluding non-cash derivative assets) to consolidated current liabilities (excluding non-cash derivative obligations and current maturities of long-term debt).

•

Maximum total net leverage ratio of no greater than 4.00 to 1.00. Total net leverage ratio is defined as total debt less cash on hand (up to the lesser of 10% of the credit limit under our Revolving Credit Agreement and $150 million) divided by consolidated EBITDAX for the last four consecutive quarters. EBITDAX, as defined in our Revolving Credit Agreement, excludes the effects of interest expense, depreciation, depletion and amortization, income tax, any non-cash impacts from impairments, certain non-cash hedging activities, stock-based compensation expense, non-cash gains or losses on asset sales, unamortized issuance cost, unamortized debt discount and certain restructuring costs.

Our Term Loan Credit Agreement is currently expected to contain the following financial covenant:

•	Minimum collateral coverage ratio of no less than 2.00 to 1.00.

Our Revolving Credit Agreement is secured and we currently expect our Term Loan Credit Agreement to be secured by substantially all of the assets owned by us and our U.S. subsidiaries. Our Revolving Credit Agreement is guaranteed by, and we currently expect our Term Loan Credit Agreement to be guaranteed by each of our material wholly-owned U.S. domestic subsidiaries. Our Revolving Credit Agreement contains and we currently expect our Term Loan Credit Agreement to contain customary events of default that include, among other things, the failure to comply with the financial covenants described above, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments and cross-defaults to material indebtedness. If an event of default occurs and is continuing, all amounts outstanding under our Credit Agreements may become immediately due and payable. As of September 30, 2021, we were in compliance with all of the covenants contained in our Revolving Credit Agreement.

Effective November 12, 2021, our Revolving Credit Agreement was amended to, among other things, facilitate the Company’s financing of the GEPH Merger by permitting, subject to certain conditions, (a) certain pari term loan indebtedness and/or junior lien term loan indebtedness to be incurred on or prior to November 1, 2022, (b) certain unsecured notes to be issued in connection with the GEPH Merger, and (c) certain bridge indebtedness.

Senior notes

As of September 30, 2021, Southwestern had outstanding $3,580 million aggregate principal amount of senior unsecured notes, issued by us and Indigo, having various maturity dates and interest rates. See “Capitalization.”

Senior notes issued by southwestern

Senior notes issued by Southwestern are governed by indentures containing covenants that limit our ability and our subsidiaries’ ability to incur secured indebtedness, enter into sale/leaseback transactions, and consolidate, merge or transfer assets. The indentures governing the senior notes issued by Southwestern do not have any financial or restricted payment covenants. The outstanding senior notes indentures have cross acceleration provisions that apply to other indebtedness Southwestern may have from time to time, depending on the indenture. Southwestern may redeem these senior notes at any time at specified redemption prices.

These outstanding senior notes are its unsecured senior obligations and are equal in right of payment with all of its other existing and future senior unsecured indebtedness and senior in right of payment to all of our future subordinated indebtedness. These outstanding senior notes are guaranteed, jointly and severally, on a senior unsecured basis by all of Southwestern’s direct and indirect, wholly owned subsidiaries that guarantee Southwestern’s Credit Agreements.

Senior notes issued by indigo

Southwestern also has outstanding approximately $1.39 million of 5.375% Senior Notes due 2029 issued by Indigo that remained outstanding following an exchange offer for Southwestern notes. In connection with a related consent solicitation, all restrictive covenants were eliminated from the notes. We may redeem these notes at any time at specified redemption prices.

Description of notes

The following description of the particular terms of the notes and summaries of certain provisions of the indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the indenture, which provisions of the indenture are incorporated herein by reference. Capitalized and other terms not otherwise defined in this prospectus supplement will have the meanings given to them in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. You may obtain a copy of the indenture from us upon request.

In this section, the terms “we,” “our,” “us” and “Southwestern Energy Company” refer solely to Southwestern Energy Company and not its subsidiaries. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for that purpose, and not those who own beneficial interests in notes issued in book-entry form through DTC or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Form, book-entry procedures and transfer” below.

The notes

The notes will be issued as a new series of our senior debt securities described in the accompanying base prospectus, under an indenture dated as of August 30, 2021 (the “base indenture”) between us and Regions Bank, as trustee, as supplemented by a supplemental indenture thereto to be entered into on the closing date of this offering by and among us, the guarantors party thereto and the trustee (the base indenture, as so supplemented, being referred to herein as the “indenture”). The terms of the notes will be as set forth herein and in the accompanying base prospectus, provided that to the extent that any terms of the notes or the indenture in this “Description of Notes” are different than the description in the base prospectus, this description will govern.

The notes will mature on February 1, 2032. Unless previously redeemed or purchased and cancelled, we will repay the notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal of and interest on the notes in U.S. dollars.

The notes will be:

•	our senior unsecured debt obligations;

•	equal in right of payment with all of our other present and future senior unsecured indebtedness, including our outstanding senior notes;

•	effectively subordinated to any of our secured indebtedness, including the indebtedness under our Credit Agreements, to the extent of the value of the collateral securing such indebtedness;

•	unconditionally guaranteed by the guarantors on a senior unsecured basis, subject to release as described below; and

•	structurally subordinated to any indebtedness of subsidiaries that are not guarantors.

The notes will be issued in registered, book-entry form only without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be subject to defeasance as described under “Description of Debt Securities and Related Guarantees—Defeasance” in the accompanying prospectus and satisfaction and discharge as described under “Description of Debt Securities and Related Guarantees—Satisfaction and Discharge” in the accompanying prospectus.

The indenture and the notes will not limit the amount of indebtedness that may be incurred or the amount of securities which may be issued by us, and contain no financial or similar restrictions on us, except as described under “Certain Covenants” below. The base indenture will provide that we may issue other series of debt securities thereunder.

The notes will be issued in the aggregate initial principal amount set forth on the cover of this prospectus supplement, subject to our ability to issue additional notes as described under “—Further Issuances.”

The guarantees

The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our direct and indirect, wholly owned subsidiaries that guarantee our Credit Agreements, subject to release as described below. GEPH is expected to become, or be consolidated or merged into, a guarantor under our Credit Agreements, the notes offered hereby and our other outstanding senior notes, following consummation of the GEPH Merger. No assurance can be given as to whether these conditions will be satisfied. Each guarantee of the notes will be:

•	that guarantor’s senior unsecured debt obligation;

•	equal in right of payment with all of that guarantor’s other present and future senior unsecured indebtedness, including that guarantor’s guarantee of our outstanding senior notes;

•

effectively subordinated to any of that guarantor’s secured indebtedness, including that guarantor’s obligations under our Credit Agreements, to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to any indebtedness of subsidiaries of that guarantor that are not also guarantors.

If, in the future, any of our non-guarantor subsidiaries guarantees, becomes a borrower or guarantor under, or grants any lien to secure certain indebtedness of us or a subsidiary guarantor, as described below under “Certain Covenants—Future Guarantors,” then we will cause such subsidiary to become a guarantor of the notes by executing a supplement to the indenture and delivering such supplement to the trustee promptly (but in any event, within ten business days of the date on which it guaranteed or incurred such obligations or granted such lien, as the case may be). In the event of a bankruptcy, liquidation or reorganization of any subsidiary that does not guarantee the notes, such non-guarantor subsidiary will pay the holders of its debt or debt it guarantees and its trade creditors before it will distribute any of its assets to us.

The obligations of each guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. If a subsidiary guarantee is rendered voidable, it could be subordinated by a court to all other debt (including guarantees and other contingent liabilities) of the applicable guarantor, and, depending on the amount of such debt, a guarantor’s liability on its subsidiary guarantee could be reduced to zero.

The indenture will limit the ability of a guarantor to consolidate with or merge with or into any other person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets and the properties or assets of its subsidiaries (taken as a whole with the properties or assets of such guarantor) to another person in one or more related transactions.

Each of our subsidiaries’ guarantees will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the properties or assets of, or all of our direct or indirect limited partnership, limited liability company or other equity interests in, that guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) an affiliate of us;

(2)	upon the merger of the guarantor into us or any other guarantor or the liquidation or dissolution of the guarantor;

(3)	upon legal defeasance or covenant defeasance as described in the accompanying prospectus under the caption “Description of Debt Securities and Related Guarantees—Defeasance” or upon satisfaction and discharge of the indenture as described in the accompanying prospectus under the caption “Description of Debt Securities and Related Guarantees—Satisfaction and Discharge”; or

(4)	upon delivery of written notice to the trustee of the release of all guarantees or other obligations of the guarantor under our Credit Agreements and any future credit facility or other indebtedness for money borrowed that required that guarantor to guarantee the notes under the covenant described below under “—Certain Covenants—Future Guarantors” such that the subsidiary would not be required to be a guarantor under such covenant.

If at any time following any release of a guarantor from its guarantee of the notes pursuant to clause (4) in the preceding paragraph, the guarantor again incurs obligations under our Credit Agreements or any future credit facility or other indebtedness for money borrowed such that the subsidiary would be required to be a guarantor under the second paragraph of this covenant, then we will cause the guarantor to again guarantee the notes in accordance with the indenture.

Interest

Interest will accrue on the notes at the rate of 4.750% per year from the date of issuance. We will make interest payments on the notes semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2022 to the person in whose name such notes are registered at the close of business on the immediately preceding January 15 and July 15, as applicable. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If an interest payment date for the notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Further issuances

We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes having the same terms as the notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes will form a single series with the notes and have substantially similar terms as to status, optional redemption or otherwise as the notes (subject to any further notes having special mandatory redemption features in connection with future acquisitions or otherwise), provided that the further notes will have a separate CUSIP number unless (i) the further notes have no more than a de minimis amount of original issue discount for U.S. federal income tax purposes or (ii) such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Special mandatory redemption

If (i) the GEPH Merger has not been completed on or prior to the Outside Date, or (ii) on or prior to the Outside Date, (a) the GEPH Merger Agreement has been terminated or (b) we have determined in our sole discretion that the consummation of the GEPH Merger cannot or is not reasonably likely to be satisfied on or prior to the Outside Date, we will be required to redeem all of the outstanding notes on the Special Mandatory Redemption Date at a redemption price equal to 100% of the initial issue price of such notes, plus accrued and unpaid interest from the date of initial issuance of such notes to, but not including, the Special Mandatory Redemption Date.

Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (but in no event later than three Business Days following such Special Mandatory Redemption Event) notify the holders of such event (with an officers’ certificate certifying the occurrence of the Special Mandatory Redemption Event to be simultaneously delivered to the trustee), that the notes will be redeemed no later than five business days (and no sooner than two business days) after the Special Mandatory Redemption Notice Date, in each case in accordance with the applicable provisions of the indenture. The notice provided on the Special Mandatory Redemption Notice Date shall notify each holder in accordance with the applicable provisions of the indenture that all of the outstanding notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of the notes. On or prior to 10:00 a.m., New York City time, on the Special Mandatory Redemption Date, we will deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for all of the notes to be redeemed and direct the trustee to redeem the notes on the Special Mandatory Redemption Date. If such deposit is made as provided above, the notes will cease to bear interest on and after the Special Mandatory Redemption Date and the trustee shall cause the redemption of the notes and the payment of the Special Mandatory Redemption Price in accordance with the directions provided by us to the holders of the notes.

There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of holders of the notes. Upon the consummation of the GEPH Merger, the foregoing provisions regarding Special Mandatory Redemption will cease to apply.

Optional redemption

On or after February 1, 2027, we may on any one or more occasions redeem all or a part of the notes, upon notice as provided in the indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on February 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2027	102.375%
2028	101.583%
2029	100.792%
2030 and thereafter	100.000%

At any time prior to February 1, 2027, we may on any one or more occasions redeem all or a part of the notes, upon notice as provided in the indenture, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the relevant Applicable Premium, and accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the note is registered at the close of business on such record date. We will send or cause to be sent a notice of redemption at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

Unless we default in payment of the redemption price or a condition to the redemption as specified in the notice of redemption is not satisfied, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. Notes called for redemption become due on the date fixed for redemption, subject to satisfaction or waiver of any conditions specified in the notice of redemption. If less than all of the notes are to be redeemed, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not so listed, on a pro rata basis (subject to the procedures of DTC) or, to the extent a pro rata basis is not permitted, by lot or in such other manner as the trustee shall deem to be fair and appropriate.

However, no note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original note.

Change of control event

If a change of control event occurs with respect to the notes, each holder of the notes will have the right, pursuant to the terms set forth in the indenture, to require us to repurchase all or any part (in any amount equal to $2,000 or an integral multiple as specified of $1,000 in excess thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following a change of control event, if we have not (prior to the change of control event) sent a redemption notice for the notes in connection with any optional redemption that may be permitted by the indenture, we will give a notice (the “change of control offer”) to each note holder to which this provision applies, with a copy to the trustee (or we will otherwise comply with DTC procedures for the giving of such notice, if any), stating:

(1)	that a change of control event has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, up to but excluding the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “change of control payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent) (the “change of control payment date”);

(3)	that any note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless we default in the payment of the change of control payment, all notes accepted for payment pursuant to the change of control offer will cease to accrue interest on the change of control payment date;

(5)	that holders electing to have any notes purchased pursuant to a change of control offer will be required to surrender such notes (or otherwise comply with applicable DTC procedures), with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the Business Day preceding the change of control payment date;

(6)	that holders will be entitled to withdraw their tendered notes and their election to require us to purchase such notes, provided that the paying agent receives, not later than the close of business on the Business Day preceding the change of control payment date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the notes, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing its tendered notes and its election to have such notes purchased (or such holder complies with applicable DTC procedures for withdrawals);

(7)	that holders electing to have their notes purchased pursuant to a change of control offer must specify the principal amount that is being tendered for purchase. The principal amount of the portion of notes tendered must be equal to $2,000 or an integral multiple of $1,000 thereafter;

(8)	any conditions to the change of control offer;

(9)	the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased; and

(10)	any other information necessary to enable any holder to tender debt securities and to have such debt securities purchased pursuant to the indenture.

On the change of control payment date, we will, to the extent lawful:

(1)	accept for payment all notes or portions of notes (of at least $2,000 or an integral multiple of $1,000 thereafter) properly tendered and not properly withdrawn pursuant to the change of control offer;

(2)	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes accepted for payment; and

(3)	deliver or cause to be delivered to the trustee the notes so accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly send to each holder of notes properly tendered and not properly withdrawn the change of control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter.

If the change of control payment date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, will be paid to the person in whose name a note is registered at the close of business on such record date, and no further interest will be payable to holders who tender pursuant to the change of control offer.

The provisions described above will be applicable to any change of control event whether or not any other provisions of the indenture are applicable. Except as described above with respect to a change of control event, the indenture will not contain provisions that permit the holders to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a change of control offer upon a change of control event if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all notes validly tendered and not withdrawn under such change of control offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a change of control event. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, or compliance with the change of control event provisions of the indenture would constitute a violation of any such laws or regulations, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the indenture by virtue of our compliance with such securities laws or regulations.

Our ability to repurchase notes pursuant to a change of control offer may be limited by a number of factors. The occurrence of certain of the events that constitute a change of control would constitute a default under our Credit Agreements. In addition, certain events that may constitute a change of control under our Credit Agreements and cause a default under our Credit Agreements will not constitute a change of control or a change of control event under the indenture. Our future indebtedness or that of our subsidiaries may also contain prohibitions of certain events that would constitute a change of control or require such indebtedness to be repurchased upon a change of control or a change of control event. Moreover, the exercise by the holders of their right to require us to repurchase the notes following a change of control in connection with a change in control event could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of our Credit Agreements and other and/or future indebtedness may prohibit our prepayment or repurchase of notes before their scheduled maturity. Consequently, if we are not able to prepay any such other indebtedness containing similar restrictions or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of notes exercise their repurchase rights following a change of control, resulting in a default under the indenture. A default under the indenture may result in a cross-default under our Credit Agreements. The provisions described above may deter certain mergers, tender offers and other takeover attempts involving us. The change of control purchase feature is a result of negotiations between the underwriters of the notes and us. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control or a change of control event under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Liens” and “Certain Covenants—Limitation on Sale and Leaseback Transactions.” Such restrictions in the indenture can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The definition of “change of control” includes a disposition of all or substantially all of the assets of Southwestern Energy Company (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of notes may require us to make an offer to repurchase the notes as described above.

The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a change of control event may be waived or modified or terminated with the written consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) prior to the occurrence of such change of control event.

Certain covenants

Except as described below, we will not be restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture will not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indenture will not contain any covenants or other provisions that would limit our right to incur additional indebtedness. The indenture will not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of the notes upon certain events (other than a change of control event) that may adversely affect the creditworthiness of the notes, for example, a highly leveraged transaction.

Limitation on liens

We will not, and will not permit any of our subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money secured by a lien on (a) productive property, (b) any principal transmission facility or (c) any shares of stock of any subsidiary (collectively, (a), (b) and (c), “principal property”), if the sum, without duplication, of:

•	the aggregate principal amount of all secured debt (other than secured debt referred to in clauses (i)-(vii) below); and

•

all attributable debt of us or our subsidiaries in respect of sale and leaseback transactions involving any principal property (other than sale and leaseback provisions permitted pursuant to the second paragraph of the covenant “—Limitation on sale and leaseback transactions” below), exceeds the greatest of (i) $2.0 billion, (ii) 25% of our ACNTA at the time of incurrence and (iii) with respect to borrowings under the Revolving Credit Agreement, the “borrowing base” as defined below, unless we provide that the notes will be secured equally and ratably with (or, at our option, prior to) such secured debt.

The provisions described in the foregoing paragraph do not apply to liens incurred, assumed or guaranteed that do not arise from indebtedness for borrowed money and, without limiting the foregoing, also do not apply to liens on principal property:

(i)	upon any principal property (including any related contract rights) existing at the time of acquisition thereof by us or any of our subsidiaries (whether such acquisition is direct or by acquisition of stock, assets or otherwise, provided any such lien is not incurred in contemplation of such acquisition);

(ii)	securing indebtedness under credit facilities of any subsidiary, provided that the aggregate principal amount of any indebtedness under such credit facilities shall not exceed $500.0 million at any time outstanding;

(iii)	upon or with respect to any property (including any related contract rights) acquired, constructed, refurbished or improved by us or any of our subsidiaries (including, but not limited to, liens to secure all or any part of the cost of construction, alteration or repair of any building, equipment, facility or other improvement on, all or any part of such property, including any pipeline financing) after the date of the indenture which are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by acquisition of stock, assets or otherwise), completion of construction, refurbishment or improvement, or the commencement of commercial operation, of such property (or, in the case of liens on contract rights, the completion of construction or the commencement of commercial operation of the facility to which such contract rights relate, regardless of the date when the contract was entered into) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction, refurbishment or improvement; provided, however, that in the case of any such construction, refurbishment or improvement, the lien shall relate only to indebtedness reasonably incurred to finance such construction, refurbishment or improvement;

(iv)	securing indebtedness owing by any of our subsidiaries to us or to other subsidiaries;

(v)	arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing indebtedness;

(vi)	for the sole purpose of extending, renewing or replacing (or successive extensions, renewals or replacements), in whole or in part, any lien referred to in the foregoing subsections (i) or (iii) or above or this subsection (vi); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property subject to the lien so extended, renewed or replaced (plus refurbishment of or improvements on or to such property); and

(vii)	any ordinary course lien arising, but only so long as continuing, in the ordinary course of our business or the business of our subsidiaries.

In all of the cases set forth above, notwithstanding any stated limitation on the assets that may be subject to such lien, a lien on a specified asset or group or type of assets may include liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

Limitation on sale and leaseback transactions.

Neither we nor any of our subsidiaries may enter into, assume, guarantee or otherwise become liable with respect to any sale and leaseback transaction involving any principal property, unless after giving effect thereto the sum of all attributable debt in respect of such sale and leaseback transactions (other than those referred to in the following paragraph) does not exceed $250.0 million.

This restriction shall not apply to any sale and leaseback transaction (A) between us and any of our subsidiaries or between any of our subsidiaries or (B) for which, at the time the transaction is entered into, the term of the related lease to us or our subsidiary of the property sold pursuant to such transaction is three years or less.

Future guarantors

The indenture will provide that if, in the future, any subsidiary of ours that is not a guarantor of the notes (a “non-guarantor subsidiary”) subsequently becomes a borrower or guarantor under, or grants a lien to secure, any indebtedness of ours or of a subsidiary guarantor under (i) our Credit Agreements or any future credit facility or (ii) any other indebtedness for borrowed money, in each case with an outstanding principal amount in excess of $500.0 million, then we will cause that non-guarantor subsidiary to become a guarantor of the notes by executing a supplement to the indenture and delivering such supplement to the trustee promptly (but in any event within ten business days) following the date that that such non-guarantor subsidiary so subsequently becomes a borrower or guarantor under or so grants a lien to secure such indebtedness of ours or of a subsidiary guarantor. No such subsidiary shall be required to become a guarantor of the notes if it merges into us or merges into an existing subsidiary guarantor and the surviving entity remains a subsidiary guarantor. Such subsidiary shall be released from its guarantee of the notes as described under “—The Guarantees” above.

Definitions

Under the indenture:

•	“ACNTA” means (without duplication), as of the date of determination:

(a)	the sum of:

(i)	discounted future net revenue from proved crude oil and natural gas reserves of us and our subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the our most recently completed fiscal year, which reserve report is prepared or audited by independent petroleum engineers as to at least 80% of the value of the reserves covered thereby, provided, however, that in lieu of using commodities prices and costs determined under SEC guidelines in such reserve report and for all purposes of this definition, such discounted future net revenue shall be adjusted using NYMEX prices after giving further effect to commodity derivatives contracts in effect on the date of determination and estimates of costs in light of prevailing market conditions in effect as of the date of determination, in each case as determined in good faith by us, as increased by, as of the date of determination, the discounted future net revenue before any state or federal income taxes of:

(A)	estimated proved crude oil and natural gas reserves of us and our subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(B)	estimated proved crude oil and natural gas reserves of us and our subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year-end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above), in the case of the determination made under each of clauses (A) and (B) above, calculated in accordance with SEC guidelines (except utilizing commodities prices and costs as set forth above) before any state or federal income taxes, and as decreased by, as of the date of determination, the discounted future net revenue before any state or federal income taxes attributable to:

(C)	estimated proved crude oil and natural gas reserves of us and our subsidiaries reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above) produced or disposed of since the date of such year-end reserve report, and

(D)	reductions in the estimated proved crude oil and natural gas reserves of us and our subsidiaries reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above) since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (except utilizing the commodities prices and costs as set forth above) before any state or federal income taxes;

provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D) above, such increases and decreases shall be as estimated in good faith by us;

(ii)	the capitalized costs that are attributable to crude oil and natural gas properties of us and our subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on our books and records as of a date no earlier than the date of our latest annual or quarterly financial statements;

(iii)	the net working capital, excluding unrealized gains and losses related to unsettled derivatives, on a date no earlier than the date of our latest annual or quarterly financial statements; and

(iv)	the greater of (I) the net book value on a date no earlier than the date of our latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers within the immediately preceding 12 months, of other tangible assets of us and our subsidiaries (provided that we shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(b)	to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(i)	minority interests;

(ii)	any net gas or other balancing liabilities of us and our subsidiaries reflected in the our latest audited consolidated financial statements;

(iii)	the discounted future net revenue, calculated in accordance with SEC guidelines (except utilizing the commodities prices and costs set forth above) before any state or federal income taxes, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of us and our subsidiaries with respect to volumetric production payments on the schedules specified with respect thereto; and

•

the discounted future net revenue, calculated in accordance with SEC guidelines before any state or federal income taxes, attributable to reserves subject to dollar denominated production payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (except utilizing the commodities prices and costs set forth above), would be necessary to satisfy fully the obligations of us and our subsidiaries with respect to dollar denominated production payments on the schedules specified with respect thereto.

•	“applicable premium” means, with respect to any note at the time of computation, the excess, if any, of:

•	the present value at such time of (i) the redemption price of the note at February 1, 2027 (such redemption price being set forth in the table appearing under “—Optional Redemption” above) plus

(ii) all required interest payments due on the note through February 1, 2027, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the treasury rate as of such time plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30-day months); over

•	the principal amount of the note.

•

“attributable debt” means, in respect of a sale and leaseback transaction, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale and leaseback transaction results in a finance lease obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “finance lease obligation.”

•

“borrowing base” means, with respect to borrowings under the Revolving Credit Agreement and any amendment to and/or modification or replacement herein in the form of a reserve-based borrowing base credit facility, in each case with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency, the maximum amount determined or re-determined by the lenders thereunder as the aggregate lending value to be ascribed to the oil and gas properties and other assets of Southwestern Energy Company and its subsidiaries against which such lenders are prepared to provide loans, letters of credit or other indebtedness to Southwestern Energy Company and its subsidiaries under such Revolving Credit Agreement, using customary practices and standards for determining reserve-based loans and which are generally applied to borrowers in the oil and gas business by commercial lenders, as determined semi-annually during each year and/or on such other occasions as may be required or provided for by such Revolving Credit Agreement, and which is based upon, inter alia, the review by such lenders of the hydrocarbon reserves, royalty interests and assets and liabilities of Southwestern Energy Company and its subsidiaries.

•

“capital stock” means, as to any person, any and all shares, units of beneficial interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities or other indebtedness convertible into such equity.

•	“change of control” means the occurrence of any of the following:

•

any “person,” as such term is used in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting stock of Southwestern Energy Company; provided that a transaction in which Southwestern Energy Company becomes a subsidiary of another person shall not constitute a change of control if, immediately following such transaction, (i) the persons who were stockholders of Southwestern Energy Company immediately prior to such transaction continue to beneficially own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding voting stock of such other person of whom Southwestern Energy Company has become a subsidiary and (ii) no person other than such other person of whom Southwestern Energy Company has become a subsidiary beneficially owns, directly or indirectly, more than 50% of the voting power of the voting stock of Southwestern Energy Company;

•

the merger or consolidation of Southwestern Energy Company with or into another person or the merger of another person with or into Southwestern Energy Company, or the sale, lease or other disposition of all or substantially all the assets of Southwestern Energy Company (determined on a consolidated basis) to another person, other than (i) (A) a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting stock of Southwestern Energy Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving person (or any parent thereof) in such merger or consolidation transaction immediately after such transaction or (B) a transaction that would be permitted under the proviso to clause (a) of this definition of “change of control” or (b) in the case of a sale, lease or other disposition of all or substantially all assets transaction, a transaction in which each transferee becomes an obligor in respect of the notes and a subsidiary of the transferor of such assets; or

•	the adoption of a plan relating to the liquidation or dissolution of Southwestern Energy Company.

•

“change of control event” means the occurrence of either of the following: (i) if the notes do not have an investment grade rating from both of the rating agencies on the first day of the trigger period, the notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the notes on the first day of the trigger period by both of the rating agencies on any date during the trigger period, or (ii) if the notes have an investment grade rating from both of the rating agencies on the first day of the trigger period, the notes cease to have an investment grade rating from both of the ratings agencies on any date during the trigger period; provided, however, that for so long as any of our existing senior notes are outstanding, if we are required to offer to purchase any such existing senior notes as a result of the occurrence of a change of control (as defined in such existing senior notes), then the occurrence of such change of control shall constitute a change of control event. For purposes of the foregoing, “existing senior notes” means our 4.10% senior notes due 2022, our 4.95% senior notes due 2025, our 7.50% senior notes due 2026, our 7.75% senior notes due 2027, our 8.375% senior notes due 2028, our 5.375% senior notes due 2029 and our 5.375% senior notes due 2030.

If a rating agency is not providing a rating for the notes at the commencement of the trigger period, a change of control event shall be deemed to have occurred with respect to such rating agency as a result of the related change of control. Notwithstanding the foregoing, no change of control event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually occurred.

•	“Credit Agreements” means the Term Loan Credit Agreement and the Revolving Credit Agreement.

•

“credit facilities” means one or more debt facilities (including, without limitation, our senior credit facility), indentures or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for debt financing, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced or refinanced (in each case with credit facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

•

“finance lease obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

•

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

•	“GEPH Merger” means the closing of the transaction contemplated by the GEPH Merger Agreement.

•

“GEPH Merger Agreement” means the Agreement and Plan of Merger, dated as of November 3, 2021, among the Company, GEP Haynesville, LLC Mustang Acquisition Company, LLC, GEP Haynesville, LLC and GEPH Unitholder Rep, LLC, solely in its capacity as the unitholder representative.

•

“hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

•

“investment grade rating” means a rating equal to or greater than (i) BBB- by S&P or (ii) Baa3 by Moody’s or (iii) the equivalent thereof under any new ratings system if the ratings system of either such agency shall be modified after the date hereof, or (iv) the equivalent rating of any other ratings agency selected by Southwestern Energy Company as provided by the definition of ratings agency.

•	“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

•	“net working capital” means:

(a)	all current assets of us and our subsidiaries, minus

(b)	all current liabilities of us and our subsidiaries, except current liabilities included in indebtedness; in each case determined in accordance with GAAP.

•

“NYMEX prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a five year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such prices held constant thereafter based on the last quoted forward month price of such period, as such prices are (i) quoted on the New York Mercantile Exchange (or its successor) as of a date within 30 days of the date of determination and (ii) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

•

“oil and gas business” means (i) the acquisition, exploration, exploitation, development, production, treatment, operation, servicing, processing, refining and disposition of interests in oil, gas and other hydrocarbon properties (including the acquisition of properties and interests therein that we in our reasonable judgment deem necessary or appropriate for the activities described in the foregoing), (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or exploitation, development, production, treatment, operation, servicing, processing, refining, storage, transportation or marketing of oil, natural gas and other hydrocarbon product and other minerals and products produced in association therewith and (iv) any activity that is ancillary or incidental to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.

•

“oil and gas properties” means all properties, including equity or other ownership interest therein, owned by such person or any of its subsidiaries which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

•	“ordinary course lien” means any:

(a)	lien incurred in the ordinary course of business to secure the obtaining of advances or the payment of the deferred purchase price of property;

(b)	lien created by any interest or title of a lessor under any lease entered into by us or any subsidiary in the ordinary course of business and covering only the assets so leased;

(c)	liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(d)	lien that is a contractual right of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (b) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered in the ordinary course of business;

(e)	oil, gas or mineral leases arising in the ordinary course of business where the liens arise from the rights of lessors;

(f)	customary initial deposits and margin deposits and similar liens attaching to commodity trading accounts or other brokerage accounts that are not for speculative purposes and arise in the ordinary course of business;

(g)	liens on cash and cash equivalents in favor of, and letters of credit issued for the benefit of, counterparties to swap agreements securing obligations under such swap agreements;

(h)	lien arising from the sale or other transfer in the ordinary course of business of (A) crude oil, natural gas, other petroleum hydrocarbons or other minerals in place for a period of time until, or in an amount such that, the purchaser or other transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (B) any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “forward sale” or similar interest;

(i)	liens which may be attached to undeveloped real estate not containing oil or gas reserves presently owned by us in the ordinary course of our real estate, sales development and rental activities;

(j)	liens in favor of the United States of America, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, refurbishing, developing or improving any property subject thereto, including without limitation, liens to secure indebtedness of pollution control or industrial revenue bond type; and

(k)	lien arising from any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of us or any subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of us or any subsidiary.

•

“principal transmission facility” means any transportation or distribution facility, including pipelines, of us or any subsidiary located in the United States of America other than (i) any such facility which in the opinion of our Board of Directors is not of material importance to the business conducted by us and its subsidiaries, taken as a whole, or (ii) any such facility in which interests are held by us or by one or more subsidiaries or by us and one or more subsidiaries and by others and the aggregate interest held by the Borrower and all Subsidiaries does not exceed 50%.

•

“productive property” means any property interest owned by us or any subsidiary in land (including submerged land and rights in and to oil, gas and mineral leases) located in the United States of America classified by us or such subsidiary, as the case may be, as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities; provided that such term shall not include any exploration or production facilities on said land, including any drilling or producing platform.

•

“ratings agency” means any of (1) Moody’s, (2) S&P, or (3) if S&P or Moody’s ceases to rate the notes or ceases to make a rating on the notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Section 3(a)(62) of the Exchange Act) then making a rating on the notes publicly available selected by Southwestern Energy Company (as certified by an officer’s certificate), which shall be substituted for S&P or Moody’s, as the case may be.

•

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of April 26, 2018, by and among Southwestern Energy Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, in each case with one or more reserve-based borrowing base credit facilities with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency.

•

“sale and leaseback transaction” means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to us or our subsidiary of any property, whether owned at the date of the indenture or thereafter acquired, which has been or is to be sold or transferred by us or such subsidiary to such person or to any other person to whom funds have been or are to be advanced by such person on the security of such property, in each case provided that the completion of construction or the commencement of commercial operation of the property subject to such transaction shall have occurred more than 180 days prior thereto.

•	“secured debt” means any indebtedness for borrowed money incurred, assumed or guaranteed by us or one of our subsidiaries that is secured by a lien.

•	“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

•

“swap agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of us or any of our subsidiaries shall be a “swap agreement.”

•

“Term Loan Credit Agreement” means the Term Loan Credit Agreement expected to be entered into at or prior to the closing of the GEPH Merger among Southwestern as Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative and collateral agent, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, in each case with one or more reserve-based borrowing base credit facilities with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency.

•

“treasury rate” means, in respect of any redemption date, the yield to maturity, as of the time of computation, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two business days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2027; provided, however, that if the period from the redemption date to February 1, 2027, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the treasury rate no later than the second (and no earlier than the fourth) business day preceding the applicable redemption date (or, in the case of any redemption in connection with a defeasance of the notes or a satisfaction and discharge of the indenture, on the business day preceding such event) and (b) prior to such redemption date, file with the trustee a statement setting forth the applicable premium and the treasury rate and showing the calculation of each in reasonable detail.

•

“trigger period” means the period commencing on the day of the first public announcement (the “announcement date”) by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as either of the rating agencies has publicly announced that it is considering a possible ratings downgrade related to such change of control).

•	“volumetric production payments” mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

•

“voting stock” of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Regarding the trustee

Regions Bank will be the trustee under the indenture. We maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business. We may, but need not, designate more than one trustee under the indenture, each with respect to the notes. The trustee under the indenture may resign or be removed with respect to the notes, and we may appoint a successor trustee to act with respect to the notes. We maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business.

The indenture will not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to any indenture are in default, it must eliminate such conflict or resign.

Form, book-entry procedures and transfer

General

The notes will be issued initially only in the form of one or more global notes (collectively, the “global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the global notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a global note in accordance with the certification requirements described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters, banks, trust companies, clearing corporations and certain other organizations). Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global notes, DTC will credit the accounts of the participants designated by the underwriters with portions of the principal amount of the global notes; and

(2)	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are participants may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank SA/NV, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium, if any, on, and interest, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of us, DTC or the trustee. Neither we nor the trustee will be liable for any delay by DTC or any of the participants or the indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of book-entry notes for certificated notes

Notes in physical, certificated form will be issued and delivered to, and registered in the name of, each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•

certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default under the indenture followed by a request from holders of the notes as provided in the indenture.

The indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

United states federal income tax considerations

The following is a discussion of U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes issued pursuant to this offering. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations, possibly with retroactive effect. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax considerations of the ownership and disposition of the notes.

This discussion is limited to Non-U.S. Holders who hold the notes as “capital assets” within the meaning of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash pursuant to this offering at the original issue price. This discussion does not address all U.S. federal income tax considerations relevant to a Non-U.S. Holder in light of its particular circumstances, including the impact of the Medicare tax on net investment income, nor does this discussion address the effects of other U.S. federal tax laws, such as estate and gift tax laws, or any applicable state, local or foreign tax laws. In addition, it does not address considerations relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	certain former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX

LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of a non-U.S. holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not and is not treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax considerations of purchasing, owning and disposing of the notes.

Payments of interest

Interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required by an applicable tax treaty, such interest is not attributable to a permanent establishment maintained in the United States) will generally not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•

either (a) the Non-U.S. Holder provides its name and address to the applicable withholding agent on IRS Form W-8BEN or W- 8BEN-E (or applicable form) and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code and that no withholding is required pursuant to FATCA (discussed below), or (b) the Non-U.S. Holder holds notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, but such Non-U.S. Holder does not satisfy the requirements above, interest on the notes will generally be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate). To claim a reduction in or an exemption from withholding as a result of an applicable tax treaty, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation).

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest will generally be subject to U.S. federal income tax at the regular graduated rates generally applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or other taxable disposition

A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates generally applicable to U.S. persons. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any capital gain derived from the disposition, which may be offset by U.S. source capital losses of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note, as discussed above in “—Payments of interest.”

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information reporting and backup withholding

A Non-U.S. Holder will be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding with respect to our payments of principal and interest on, or the proceeds of the sale or other taxable disposition of, a note. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against that Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is provided on a timely basis to the IRS. In addition, in certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount of any tax withheld may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Additional withholding tax on payments made to foreign accounts

Under the Foreign Account Tax Compliance Act and the Treasury Regulations and administrative guidance promulgated thereunder (“FATCA”), withholding at a rate of 30% will generally be required in certain circumstances on interest payments in respect of a note held by or through certain foreign financial institutions (including investment funds), unless such institution otherwise qualifies for an exemption or (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Similarly, in certain circumstances, interest payments in respect of a note held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. Accordingly, the entity through which a note is held will affect the determination of whether withholding under the rules described in this paragraph is required. We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld.

Non-U.S. Holders should consult their tax advisors regarding the possible impact of FATCA with respect to interest payments in respect of a note.

Underwriting

J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as the representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Name of Underwriter	Aggregate Principal Amount of Notes to be Purchased ($)
J.P. Morgan Securities LLC	230,000,000
BofA Securities, Inc.	85,100,000
Citigroup Global Markets Inc.	85,100,000
RBC Capital Markets, LLC	85,100,000
Wells Fargo Securities, LLC	85,100,000
Mizuho Securities USA LLC	60,375,000
MUFG Securities Americas Inc.	60,375,000
PNC Capital Markets LLC	60,375,000
Regions Securities LLC	60,375,000
Truist Securities, Inc.	60,375,000
CIBC World Markets Corp.	40,250,000
Citizens Capital Markets, Inc.	40,250,000
Credit Suisse Securities (USA) LLC	40,250,000
HSBC Securities (USA) Inc.	40,250,000
SMBC Nikko Securities America, Inc.	40,250,000
Credit Agricole Securities (USA) Inc.	19,118,750
Fifth Third Securities, Inc.	19,118,750
Goldman Sachs & Co. LLC	19,118,750
Morgan Stanley & Co. LLC	19,118,750

Total	$1,150,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to certain dealers at prices that represent a concession not in excess of 0.375% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the notes to certain other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the underwriting discount to be paid by us to the underwriters in connection with this offering:

Paid by Us
Per note	1.25%
Total	$14,375,000

The expenses of this offering, not including the underwriting discounts, are estimated at $636,000 and are payable by us.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short positions

In connection with this offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of this offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Extended settlement

Delivery of the notes is expected to be made against payment therefor on or about December 22, 2021, which is the tenth business day following the date of pricing of the notes (such settlement being referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second trading day preceding the date on which we deliver the notes to the underwriters for this offering will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. BofA Securities, Inc. acted as financial advisor to the Company in connection with the GEPH Merger. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters or their affiliates are lenders under our Credit Agreements and the GEPH Revolver and may hold the Tender Securities. Accordingly, certain of the underwriters or their affiliates may receive payments in respect of the Tender Securities and borrowings under our Credit Agreements and the GEPH Revolver that are repaid with the proceeds of this offering. If any underwriter or its affiliate receives 5% or more of the net proceeds of this offering, that underwriter will be deemed to have a conflict of interest within the meaning of FINRA Rule 5121.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as lead dealer managers and lead solicitation agents in connection with the Tender Offers. Citigroup Global Markets, Inc., BofA Securities, Inc., MUFG Securities Americas Inc. and Mizuho Securities USA LLC are acting as co-dealer managers and co-solicitation agents in connection with the Tender Offers.

Selling restrictions

European economic area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to prospective investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to prospective investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to prospective investors in the Dubai international financial centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Legal matters

The validity of the issuance of the notes covered by this prospectus supplement will be passed upon for Southwestern Energy Company by Skadden, Arps, Slate, Meagher & Flom LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Southwestern Energy Company for the year ended December 31, 2020 and the audited historical financial statements of Indigo Natural Resources LLC included in Southwestern Energy Company’s Current Report on Form 8-K dated July 2, 2021 have been so incorporated in reliance on the reports (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Montage Resources Corporation because it was acquired by Southwestern Energy Company in a purchase business combination during 2020) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Montage Resources Corporation incorporated by reference in this prospectus supplement and elsewhere in this registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Estimates of our oil and gas reserves and related future net cash flows and the present value thereof were based on an audit of our estimates by Netherland, Sewell & Associates, Inc., Houston, Texas, an independent petroleum engineering firm. Those estimates are included or incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as an expert in such matters.

Estimates of GEP Haynesville, LLC’s gas reserves and related future net cash flows and the present value thereof were based on a reserve report prepared by Netherland, Sewell & Associates, Inc., Houston, Texas, an independent petroleum engineering firm. Those estimates are included or incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as an expert in such matters.

Estimates of Indigo Natural Resources LLC’s oil and gas reserves and related future net cash flows and the present value thereof were based on a reserve report prepared by Netherland, Sewell & Associates, Inc., Dallas, Texas, an independent petroleum engineering firm. Those estimates are included or incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as an expert in such matters.

PROSPECTUS

Southwestern Energy Company

Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Depositary Shares

Warrants

Purchase Contracts

Units

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the New York Stock Exchange under the symbol “SWN.” On August 13, 2021, the last reported sale price of our common stock on the New York Stock Exchange was $4.36 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 16, 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information contained in the applicable prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Southwestern,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Southwestern Energy Company and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities. References in this prospectus to the “Subsidiary Guarantors” means one or more of our wholly owned subsidiaries that are listed as subsidiary guarantor registrants in the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that web site is http://www.sec.gov.

Our website is www.swn.com. Any references in this prospectus or any prospectus supplement to our website are inactive textual references only, and the information contained on or that can be accessed through our website (except for the SEC filings expressly incorporated by reference herein) is not incorporated in, and is not a part of, this prospectus supplement or the accompanying prospectus, and you should not rely on any such information in connection with making an investment in any securities.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or our other SEC filings and incorporated by reference herein. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021;

•	Those portions of our Definitive Proxy Statement on Schedule 14A that was filed on April 8, 2021 and are incorporated by reference into Part III of our Form 10-K for the year ended December 31, 2020;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the SEC on April 29, 2021 and July 29, 2021, respectively;

•

Our Current Reports on Form 8-K filed on January  4, 2021 (Item 5.02 only), May  21, 2021, June  2, 2021, June  9, 2021, July  2, 2021, July  15, 2021 (Item 5.02 only), August  2, 2021, August  10, 2021 and August 16, 2021 and on Form 8-K/A filed on January 22, 2021; and

•

The description of our Common Stock contained in our Registration Statement on Form 8-A, dated October 23, 1981, as amended by Amendment No. 1 filed with our Current Report on Form 8-K dated July 8, 1993 and Amendment No. 2 filed with our Current Report on Form 8-K/A dated August  3, 2006 and in Exhibit 4.1 filed with our Annual Report on Form 10-K for the year ended December 31, 2020.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389-4954

Attn. Investor Relations

(832) 796-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

Southwestern is an independent energy company engaged in natural gas, oil and natural gas liquids (“NGLs”) exploration, development and production, which we refer to as “E&P.” We are also focused on creating and capturing additional value through our marketing business, which we refer to as “Marketing.” We conduct most of our businesses through subsidiaries, and we currently operate exclusively in the lower 48 United States.

E&P. Our primary business is the exploration for, and production of, natural gas, oil and NGLs, with our ongoing operations focused on the development of unconventional natural gas reservoirs located in Pennsylvania, Ohio and West Virginia. Our operations in northeast Pennsylvania, which we refer to as “Northeast Appalachia,” are primarily focused on the unconventional natural gas reservoir known as the Marcellus Shale. Our operations in West Virginia, Ohio and southwest Pennsylvania, which we refer to as “Southwest Appalachia,” are focused on the Marcellus Shale, the Utica and the Upper Devonian unconventional natural gas and oil reservoirs. Collectively, we refer to our properties in Pennsylvania, Ohio and West Virginia as “Appalachia.” We also have drilling rigs located in Appalachia, and we provide certain oilfield products and services, principally serving our E&P operations through vertical integration.

On November 13, 2020, we closed on our Agreement and Plan of Merger with Montage Resources Corporation (“Montage”) pursuant to which Montage merged with and into Southwestern, with Southwestern continuing as the surviving company (the “Montage Merger”). The Montage Merger expanded our footprint in Appalachia by supplementing our Northeast Appalachia and Southwest Appalachia operations and by expanding our operations into Ohio.

Marketing. Our marketing activities capture opportunities that arise through the marketing and transportation of natural gas, oil and NGLs primarily produced in our E&P operations.

We filed our certificate of incorporation with the Secretary of State of Delaware on February 24, 2006.

Our principal executive offices are located at 1000 Energy Drive, Spring, Texas 77389-4954, and our telephone number is (832) 796-1000.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than historical fact or present financial information, in this prospectus and the documents incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for our future operations, are forward-looking statements. Although we believe the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance. We have no obligation and make no undertaking to publicly update or revise any forward-looking statements, except as may be required by law.

Forward-looking statements include the items identified in the preceding paragraph, information concerning possible or assumed future results of operations and other statements identified by words such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “model,” “target” or similar words. Statements may be forward-looking even in the absence of these particular words.

You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect our operations, markets, products, services and prices and cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause our actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

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the timing and extent of changes in market conditions and prices for natural gas, oil and natural gas liquids (“NGLs”) (including regional basis differentials) and the impact of reduced demand for our production and products in which our production is a component due to governmental and societal actions taken in response to the COVID-19 or other pandemic;

•	our ability to fund our planned capital investments;

•	a change in our credit rating, an increase in interest rates and any adverse impacts from the discontinuation of the London Interbank Offered Rate (“LIBOR”);

•	the extent to which lower commodity prices impact our ability to service or refinance our existing debt;

•	the impact of volatility in the financial markets or other global economic factors, including the impact of COVID-19 or other diseases;

•	difficulties in appropriately allocating capital and resources among our strategic opportunities;

•	the timing and extent of our success in discovering, developing, producing and estimating reserves;

•	our ability to maintain leases that may expire if production is not established or profitably maintained;

•	our ability to transport our production to the most favorable markets or at all;

•	availability and costs of personnel and of products and services provided by third parties;

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the impact of government regulation, including changes in law, the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation or regulation relating to hydraulic fracturing or other drilling and completing techniques, climate and over-the-counter derivatives;

•	the impact of the adverse outcome of any material litigation against us or judicial decisions that affect us or our industry generally;

•	the effects of weather or power outages;

•	increased competition;

•	the financial impact of accounting regulations and critical accounting policies;

•	the comparative cost of alternative fuels;

•	credit risk relating to the risk of loss as a result of non-performance by our counterparties; and

•	any other factors included in this prospectus or in the reports we have filed and may file with the SEC that are incorporated by reference herein.

For a more detailed description of the risks and uncertainties involved, see “Risk Factors” beginning on page 5 of this prospectus and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021.

Should one or more of the risks or uncertainties described above or elsewhere occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We specifically disclaim all responsibility to update publicly any information contained in a forward-looking statement or any forward-looking statement in its entirety and therefore disclaim any resulting liability for potentially related damages.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Common Stock

As of the date of this prospectus, we are authorized to issue up to 1,250,000,000 shares of common stock, par value $0.01 per share.

We may issue additional shares of our common stock at times and under circumstances so as to have a dilutive effect on our earnings per share, our net tangible book value per share and on the equity ownership of the holders of our common stock. If we issue shares of our common stock, the prospectus supplement relating to an offering will set forth the information regarding any dilutive effect of that offering.

The following description is a summary of the material provisions of our common stock but does not purport to be complete and is subject to, and qualified in its entirety by reference to, our certificate of incorporation and our bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should refer to our certificate of incorporation and bylaws for additional information.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SWN.” Any additional common stock that we issue will also be listed on the New York Stock Exchange, unless otherwise indicated in a prospectus supplement.

Dividends

We currently do not pay dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future. All decisions regarding the declaration and payment of dividends and stock repurchases are at the discretion of our board of directors and will be evaluated regularly in light of our financial condition, earnings, growth prospects, funding requirements, applicable law and any other factors that our board of directors deems relevant.

Fully Paid

All of our outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock will also be fully paid and non-assessable when issued.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on by our stockholders, including the election of directors.

Other Provisions

We will notify holders of our common stock of any stockholders’ meetings in accordance with applicable law. If we liquidate, dissolve or wind-up, whether voluntarily or not, our common stockholders will share equally in the assets remaining after we pay our creditors. Our board of directors may make rules and regulations concerning the transfer of shares of our common stock from time to time, in accordance with our bylaws. Holders of our common stock will have no conversion, sinking fund or redemption rights.

Transfer Agent

The transfer agent and registrar of our common stock is Computershare Trust Company N.A.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. Our board of directors may designate the number of shares constituting any series and the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, but no shares of any series of preferred stock may be issued without the approval of shareholders if (i) the voting rights of the shares of such series would be materially disproportionate to the voting rights of the shares of common stock or (ii) the shares of such series would be convertible into a materially disproportionate number of shares of common stock, in each case taking into account the issue price of the shares of such series and the fair market value of the shares of common stock at the time of such issuance. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that holders of common stock will receive dividend payments and payments upon liquidation.

Undesignated Preferred Stock

This summary of the undesignated preferred stock discusses terms and conditions that may apply to preferred stock offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of any preferred stock being offered by this prospectus. It does not restate the terms and provisions in their entirety. We urge you to read our charter and the applicable certificate of designation (each, as filed with the SEC) because they, and not this description, define the rights of any holders of preferred stock. We have filed our charter as an exhibit to the registration statement which includes this prospectus. We will incorporate by reference as an exhibit to the registration statement the form of any certificate of designation before the issuance of any series of preferred stock.

The prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus may include some or all of the following terms:

•	the designation of the series of preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

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the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends will be cumulative;

•	the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of preferred stock;

•	any terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

•	any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

•	any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

•	whether the shares of preferred stock will be convertible or exchangeable into shares of our common stock or any other security, and, if convertible or exchangeable, the conversion or exchange price or prices, and any adjustment or other terms and conditions upon which the conversion or exchange shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our

•	certificate of incorporation;

•	any listing of the preferred stock on any securities exchange; and

•	the U.S. federal income tax considerations applicable to the preferred stock.

Subject to our certificate of incorporation and to any limitations imposed by any then-outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as the board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

The following provisions of our certificate of incorporation and bylaws and the following provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of us.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include provisions:

•	authorizing blank check preferred stock, which we could issue with voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	requiring advance notice of proposals by our stockholders for business to be conducted at stockholder meetings and for nominations of candidates for election to our board of directors; and

•	controlling the procedures for the conduct of our board and stockholder meetings and the election, appointment and removal of our directors.

The Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to an interested stockholder. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

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our board of directors approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder prior to the date the person attained that status;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

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the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder.

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This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by this provision. This election would be effective 12 months after the adoption of the amendment and would not apply to any business combination between us and any person who became an interested stockholder on or before the adoption of the amendment.

DESCRIPTION OF DEBT SECURITIES AND RELATED GUARANTEES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus and any guarantees of such debt securities by one or more Subsidiary Guarantors related thereto. When we offer to sell a particular series of debt securities and any related guarantees, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities and any related guarantees.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture to be entered into between us and Regions Bank, as trustee. We may, but need not, designate more than one trustee under the indenture, each with respect to one or more series of debt securities. The trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to any such series. We have summarized select portions of the indenture below. The summary is not complete. The form of indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

The debt securities that we may offer under the indenture are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors, in an officer’s certificate or in a supplement to the indenture relating to that series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series (except for the issue date, the offering price and certain other terms that may be specified in any prospectus supplement relating to such issuance), and will be consolidated with, and form a single series with, such outstanding debt securities.

The debt securities issued by us will be unsecured obligations and will rank equally with all of our other unsecured senior indebtedness.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	The title of the series;

•	The purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	The date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•	The rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest;

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The date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series shall be payable;

•	the place or places where the securities may be exchanged or transferred;

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the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

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our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

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if the payments of principal of, or interest or premium, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

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if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

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if, other than the principal amount thereof, any portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•	any modifications of or additions to the events of default or our covenants with respect to securities of the series;

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under what circumstances, if any, we will pay additional amounts on the securities of the series to persons who are not U.S. persons in respect of taxes or similar charges withheld or deducted and, if so, whether we will have the option to redeem the securities rather than pay those additional amounts (and the term of any such option);

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance;

•	if other than the trustee, the identity of the registrar and any paying agent;

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if the securities of the series shall be issued in whole or in part in global form, (i) the depositary for such global securities, (ii) the form of any legend which shall be borne by such global security, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange such interests for certificated securities of such series and of like tenor of any authorized form and denomination, and (iv) the circumstances under which any such exchange may occur; and

•	any other terms of the series.

Guarantees

To the extent provided in the applicable supplement to this prospectus, the debt securities issued and sold pursuant to this prospectus may be guaranteed by one or more of the Subsidiary Guarantors. Any such guarantee may be issued on an unsecured, secured, unsubordinated, senior subordinated or junior subordinated basis as provided in the applicable prospectus supplement. Any such guarantee will be issued under the applicable indenture. We will fully describe the terms of any of our debt securities in the applicable prospectus supplement relating to those debt securities.

Certain Covenants

If debt securities are issued, the indenture, as supplemented for a particular series of debt securities, will contain certain covenants for the benefit of the holders of such series of debt securities, which will be applicable (unless waived or amended) so long as any of the debt securities of such series are outstanding, unless stated otherwise in the prospectus supplement. The specific terms of the covenants, and summaries thereof, will be set forth in the prospectus supplement relating to such series of debt securities.

SEC Reports

The indenture provides that we agree to file with the trustee, within 30 days after we file the same with the SEC, copies of the annual and quarterly reports, information, documents and other reports, if any, that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. The indenture also provides that we will comply with the provisions of Section 314 of the Trust Indenture Act.

Consolidation, Merger and Sale of Assets

The indenture will provide that we may not consolidate with or merge into any other person or sell, lease or transfer all or substantially all of our assets (determined on a consolidated basis) to any person unless:

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either (i) in the case of a consolidation or merger, we shall be the continuing or surviving person or (ii) the person formed by such consolidation or into which are merged or the person which acquires by conveyance or transfer the assets of the Company substantially as an entirety (the “successor company”) shall be a person formed, organized or existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by a supplement to an indenture, executed and delivered to the trustee, the due and punctual payment of the principal of and interest, if any, on all the debt securities and the performance or observance of every covenant of the indenture on the part of us to be performed or observed;

•	immediately after giving effect to such transaction, no event of default, and no default, shall have happened and be continuing; and

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we or the successor company have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indenture and that all conditions precedent in the indenture provided for relating to such transaction have been complied with.

Upon such consolidation, merger or sale, the successor entity formed by such consolidation or into which we are merged with or to which such sale is made will succeed to, and be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the debt securities.

Events of Default, Notice and Waiver

The indenture will provide that if an event of default (other than certain events of bankruptcy, insolvency and reorganization of us) shall have occurred with respect to a series of debt securities and be continuing and is known to the trustee, the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of that series, by written notice to us and the trustee, may declare the unpaid principal of (and premium, if any) and any accrued and unpaid interest on all the debt securities of the affected series to be immediately due and payable. Any such notice shall specify the event of default and that it is a “notice of acceleration.” If an event of default occurs as a result of certain events of bankruptcy, insolvency or reorganization of us, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the debt securities shall ipso facto become immediately due and payable without further notice or action on the part of the trustee or any holder.

Under the indenture, an event of default with respect to the debt securities of any series is any one of the following events:

(1) default for 30 or more days in payment of any interest on any debt security of that series or any coupon appertaining thereto or any additional amount payable with respect to debt securities of such series as specified in the applicable prospectus supplement when due;

(2) default in payment of principal, or premium, if any, on any debt security of that series when and as due at maturity or on redemption or otherwise when and as due, or in the making of a mandatory sinking fund payment, if applicable, when and as due by the terms of the debt securities of that series;

(3) default for 90 days after written notice to us by the trustee for such series, or by the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding, in any material respect in the performance of any other agreement in the debt securities of that series (or in the indenture or in any supplemental indenture or board resolution referred to therein) under which the debt securities of that series have been issued;

(4) the failure to pay the principal of or interest on indebtedness for borrowed money of us or any significant subsidiary (within the meaning of Regulation S-X under the Securities Act) within any applicable grace period after payment is due, or the principal thereof is accelerated by the holders thereof because of a default, and the total principal amount of such indebtedness that is not so paid or that so accelerated, in either case exceeds $100.0 million and such acceleration is not rescinded or annulled within 30 days or such indebtedness is not repaid in full within 30 days; provided that such event of default will be cured or waived, without further action upon the part of either the trustee or any holder, if (i) the default that resulted in the acceleration of such other indebtedness is cured or waived and (ii) the acceleration is rescinded or annulled;

(5) certain events of bankruptcy, insolvency and reorganization of us or our significant subsidiaries;

(6) in the case where a security guarantor guarantees such debt securities, except as otherwise provided in the indenture, any security guarantee ceases to be in full force and effect, or any security guarantor denies or disaffirms its obligations under its security guarantee; and

(7) any other event of default provided with respect to debt securities of that series.

The indenture will provide that the trustee will, within 90 days after obtaining knowledge of a default with respect to the debt securities of the applicable series, give to the holders of the debt securities of such series notice of such default known to it, unless cured or waived; provided that except in the case of default in the payment of principal, or interest or premium, if any, on any debt security of such series the trustee will be protected in withholding such notice if and so long as the trustee in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture will provide that the holders of a majority in outstanding principal amount of the debt securities of the applicable series may, subject to certain exceptions, on behalf of the holders of debt securities of such series direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indenture will include a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the debt securities of the applicable series may on behalf of the holders of debt securities of such series rescind a declaration of acceleration or waive any past default or event of default with respect to the debt securities of that series except a default not theretofore cured in payment of the principal of, or interest or premium, if any, on any debt security of such series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each such debt security.

No holder of a debt security of the applicable series will have any right to institute any proceeding with respect to the indenture or the debt securities of any series or for any remedy thereunder unless:

•	such holder shall have previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have also made such a written request;

•	such holder or holders have provided indemnity satisfactory to the trustee to institute such proceeding as trustee;

•	the trustee has failed to institute such proceeding within 90 calendar days of such notice; and

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during or prior to such 90 day period, the trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of such series a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of, or premium or interest, if any, on the debt securities on or after the respective due dates expressed in the debt securities after any applicable grace periods have expired.

Modification and Waiver

The trustee and we may amend or supplement the indenture or the debt securities of any series without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption of our obligations to the holders in the case of a merger or consolidation of us or any security guarantors as permitted by the indenture or any supplement to the indenture;

•

provide for uncertificated debt securities in addition to or in place of certificated debt securities, provided, however that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986;

•	to add guarantees with respect to the debt securities or to secure the debt securities;

•	to add to the covenants of the Company or any security guarantor for the benefit of holders of all or any series of debt securities or to surrender any right or power conferred on us in the indenture;

•	to add any additional events of default with respect to all or any series of the debt securities;

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•

make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities or that does not adversely affect the rights of any holder of such debt securities in any material respect;

•

evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•

to conform the text of the indenture, any security guarantees relating to the debt securities or the debt securities to any provision of the description thereof set forth in the prospectus or any related prospectus supplement relating to such debt securities to the extent that such provision in the prospectus or any related prospectus supplement relating to such debt securities was intended to be a substantially verbatim recitation of a provision of the indenture, the security guarantees relating to the debt securities or the debt securities, in each case, as determined in good faith by Southwestern (which intent will be established by an officer’s certificate Southwestern delivers to the trustee);

•

to correct or supplement any provision of the indenture that may be inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under this indenture; provided, such actions shall not adversely affect the interests of any holder; or

•

to change or eliminate any of the provisions of the indenture; provided, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision.

In addition, except as described below, modifications and amendments of the indenture or the debt securities may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any debt securities;

•

reduce the principal amount of or change or have the effect of changing the stated maturity of the principal of, or any installment of principal of, the debt securities, or change the date on which any debt securities may be subject to redemption (provided that this shall not apply to changes in the notice period for redemptions), or reduce any premium payable upon the redemption thereof or the redemption price therefor;

•	make any debt securities payable in currency other than that stated in the debt securities;

•

make any change to the provisions of the indenture entitling each holder to receive payment of principal of, premium and interest on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the outstanding debt securities to waive defaults or events of default;

•

amend, change or modify in any material respect any obligations of the Company to make and consummate a change of control offer in respect of a change of control event that has occurred, to the extent any such change of control may be required under the terms of any series of debt securities;

•

in the case where a security guarantor guarantees such debt securities, eliminate or modify in any manner the obligations of a security guarantor with respect to its security guarantee which adversely affects holders in any material respect, except as expressly otherwise provided for in the indenture; or

•	change any obligation of us to maintain an office or agency in the place and for the purposes specified in the indenture.

Redemption

Unless otherwise provided in the applicable prospectus supplement with respect to a series of debt securities, the following provisions will apply to any redemption of debt securities under the indenture.

The indenture will provide that no securities of a series of $2,000 of principal amount or less will be redeemed in part. If any debt security is to be redeemed in part only, the notice of redemption that relates to such debt security shall state the portion of the principal amount of that debt security to be redeemed. A new debt security in principal amount equal to the unredeemed portion of the original debt security presented for redemption will be issued in the name of the holder thereof upon cancellation of the original debt security. Debt securities called for redemption, subject to any condition included in such notice of redemption, become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the debt securities or portions of them called for redemption unless we default on payment of the redemption price.

We will give or cause the trustee (in the name and at the expense of us) to give notice of redemption to the holders of securities of any series to be redeemed as a whole or in part by giving notice of such redemption, not less than 15 days nor more than 60 days prior to the date fixed for redemption, to each holders of the securities to be redeemed at their last addresses as they shall appear in the security register or otherwise in accordance with the applicable procedures of the applicable depositary; provided, however, that redemption notices may be given more than 60 days prior to the date fixed for redemption if the notice is issued in connection with a defeasance of a series of securities pursuant to the indenture or a satisfaction and discharge of this Indenture. Notices of redemption may be conditional and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied. If the trustee does not give the redemption notice, we shall deliver a copy of the notice to the trustee. Any notice which is given in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives the notice. Failure to give notice by mail or pursuant to the applicable procedures of the applicable depositary, or any defect in the notice to the holder of any security designated for redemption as a whole or in part, shall not affect the validity of the proceedings for the redemption of any other security.

All notices of redemption shall state:

•

the series of securities to be redeemed (including CUSIP, ISIN or other identifying numbers, although no representation need be made as to the accuracy or correctness of such CUSIP, ISIN or other identifying numbers);

•	the date fixed for redemption;

•	the redemption price (or the method by which it will be determined) and the amount of any accrued interest or premium, if any, payable upon redemption;

•	whether we are redeeming the outstanding securities of such series;

•

if we are not redeeming all outstanding securities of such series, the aggregate principal amount of securities that we are redeeming, the aggregate principal amount of securities that will be outstanding after the partial redemption and the identification of the particular securities, or portions of the particular securities, that we are redeeming;

•

if we are redeeming only part of a security, the notice that relates to that security shall state that on and after the redemption date, upon surrender of the security, the holder will receive without charge a new security or securities of authorized denominations for the principal amount of the security remaining unredeemed;

•	the place or places where a holder must surrender its securities for payment of the redemption price;

•	that payment will be made upon presentation and surrender of such securities;

•

that, upon satisfaction of any conditions to such redemption set forth in the notice of redemption and unless we default in making such redemption payment, that interest accrued to the date fixed for redemption will be paid as specified in said notice; and

•	that on and after said date interest thereon or on the portions thereof to be redeemed will cease to accrue.

In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date stated in such notice, or by the redemption date as so delayed.

Once notice of redemption is sent in accordance with the indenture, the securities called for redemption, subject to any condition included in the applicable notice of redemption, become irrevocably due and payable on the redemption date at the redemption price.

Defeasance

The indenture will provide that we will be discharged from any and all obligations in respect of the securities of any series (except for certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on the debt securities), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, in respect of the debt securities of such series on the stated maturity date of such principal and any installment of principal, or interest or premium, if any.

Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of (x) an opinion of counsel who is reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the beneficial owners of the notes and (y) an officer’s certificate meeting the requirements set forth in the indenture. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to the such series of debt securities. Thereafter, any such omission shall not be an event of default with respect to the debt securities of such series, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of debt securities of such series on the stated maturity date of such principal or installment of principal, or interest or premium, if any. Our obligations under the indenture and the debt securities of such series other than with respect to such covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance will not be deemed, or result in, a taxable event with respect to the beneficial owners of the notes.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of such series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such event of default. We shall in any event remain liable for such payments as provided in the debt securities of such series.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indenture with respect to the debt securities of any series (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•

either (a) all debt securities of such series previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation or (b) all debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of such series;

•	we have paid or caused to be paid all other sums payable under the indenture with respect to the debt securities of such series; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture as to such series have been satisfied.

Governing Law

Any issued debt securities and the indenture will be governed by the laws of the State of New York.

Regarding the Trustee

Regions Bank will initially be the trustee under the indenture. We may, but need not, designate more than one trustee under the indenture, each with respect to one or more series of debt securities. The trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to any such series. We maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However the trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indenture will not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to any indenture are in default, it must eliminate such conflict or resign.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of common stock to be received by holders of such series of debt securities to be adjusted.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any depositary shares, warrants, purchase contracts or units issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, Houston, Texas, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Southwestern Energy Company. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Southwestern Energy Company for the year ended December 31, 2020 and the audited historical financial statements of Indigo Natural Resources LLC included in Southwestern Energy Company’s Current Report on Form 8-K dated July 2, 2021 have been so incorporated in reliance on the reports (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Montage Resources Corporation because it was acquired by Southwestern Energy Company in a purchase business combination during 2020) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Montage Resources Corporation incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Estimates of our oil and gas reserves and related future net cash flows and the present value thereof were based on a reserve audit prepared by Netherland, Sewell & Associates, Inc., Houston, Texas, an independent petroleum engineering firm. Those estimates are included or incorporated by reference in this prospectus in reliance upon the authority of such firm as an expert in such matters.

Estimates of Indigo Natural Resources LLC’s oil and gas reserves and related future net cash flows and the present value thereof were based on a reserve report prepared by Netherland, Sewell & Associates, Inc., Dallas, Texas, an independent petroleum engineering firm. Those estimates are included or incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as an expert in such matters.

Southwestern Energy Company

$1,150,000,000

4.750% Senior Notes due 2032

Prospectus Supplement

December 8, 2021

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Citigroup

RBC Capital Markets		Wells Fargo Securities

Mizuho Securities	MUFG	PNC Capital Markets LLC

Regions Securities LLC		Truist Securities

Senior Co-Managers

CIBC Capital Markets	Citizens Capital Markets	Credit Suisse

HSBC		SMBC Nikko

Co-Managers

Credit Agricole CIB	Fifth Third Securities	Goldman Sachs & Co. LLC	Morgan Stanley